As filed with the Securities and Exchange Commission on February 13, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

China Agri-Business, Inc.
(Exact name of registrant as specified in its charter)

Maryland
(State or other jurisdiction of incorporation or organization)

2870	20-3912942
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

In the People’s Republic of China:
Finance Plaza, 9th Floor, Hi-Tech Road No. 42, Hi-Tech Industrial Development Zone, Xi-An, China 710068
(86) 29-88222938

In the United States:
11 East 86th Street, New York, New York 10028
(212) 348-5600

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Michael Segal
11 East 86th Street, New York, New York 10028
(212) 348-5600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jeffrey Rinde
Hodgson Russ LLP
1540 Broadway, 24th Floor, New York, New York, 10036 U.S.A.
Tel: (212) 751-4300

As soon as practicable after the effective date of this Registration Statement
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (5)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock underlying convertible notes, par value $0.001 per share (1)	1,000,000 shares	$0.14	$140,000	$5.50
Common stock underlying investor warrants, par value $0.001 per share (2)	500,000 shares	$0.14	$70,000	$2.75
Common stock underlying placement agent warrants, par value $0.001 per share (3)	80,000 shares	0.14	$11,200	$0.44
Common stock underlying underwriter warrants, par value $0.001 per share (4)	37,980 shares	$0.14	$5,317.20	$0.21

Total	1,617,980 shares	$0.14	$226,517.20	$8.90

(1) Represents shares of common stock underlying convertible promissory notes.

(2) Represents shares of common stock underlying investor warrants.

(3) Represents shares of common stock underlying placement agent warrants.

(4) Represents shares of common stock underlying underwriter warrants.

(5) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the closing price as reported on the OTC Bulletin Board on February 6, 2009.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

SUBJECT TO COMPLETION, dated February 13, 2009

PROSPECTUS

China Agri-Business, Inc.

Up to 1,617,980 Shares of Common Stock

This Prospectus relates to the sale by the selling security holders listed herein of up to 1,617,980 shares of common stock of China Agri-Business, Inc. (“China Agri” or the “Company”). The notes and investor warrants into which the common stock is convertible were purchased by the selling security holders in a private placement completed in January, 2009 (the “2009 Private Placement”). For a complete description of the 2009 Private Placement please see the section entitled “Description of the 2009 Private Placement of Convertible Notes and Warrants”, below). The Common Stock being registered also includes shares underlying warrants issued to placement agents in connection with the 2009 Private Placement and with our initial public offering completed in 2007 (the “2007 Offering”).

The shares being registered include the following shares of common stock: (i) 500,000 shares underlying Series C warrants issued to investors that are exercisable at $1.50 per share, subject to adjustment (the “Investor Warrant Shares”), (ii) 1,000,000 shares underlying convertible notes issued to investors convertible at $0.50 per share, subject to adjustment (the “Conversion Shares”), (iii) 80,000 shares underlying warrants issued to the placement agent in connection with the 2009 Private Placement (the “2009 Placement Agent Warrant Shares”), and (iv) (iii) 37,980 shares underlying warrants issued to the underwriter in connection with the 2007 Offering (the “2007 Underwriter Warrant Shares”).

For purposes of consistency throughout this prospectus, the series C warrants issued to investors may also be referred to as the “Investor Warrants”. Collectively, the Investor Warrants, Underwriter Warrants and Placement Agent Warrants may be referred to as the “Warrants”, and the shares issuable upon exercise of the Warrants may collectively be referred to as the “Warrant Shares”.

The Conversion Shares and Warrant Shares may be offered by the selling security holders at fixed prices, at the then prevailing market prices at the time of sale, at varying prices, or in negotiated transactions.  See “Plan of Distribution”.

China Agri will not receive any proceeds from the sale of the shares of common stock offered by the selling security holders to the public. However, China Agri will receive proceeds from the exercise of the investor warrants, as well as from the exercise of the placement agent and underwriter warrants. China Agri has agreed to pay all of the costs of this offering, excluding commissions and discounts regarding the sale of the common stock by the selling security holders.

Brokers or dealers effecting transactions in the shares should confirm the registration of these securities under the securities laws of the states in which such transactions occur or the existence of an exemption from such registration.

Certain selling security holders and any participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. See “Selling Security holders” and “Plan of Distribution”.

Investing in the common stock of China Agri involves a high degree of risk. You should invest in the common stock only if you can afford to lose your entire investment. See “Risk Factors” beginning on page 4.

The information in this prospectus is incomplete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ______________, 2009.

TABLE OF CONTENTS
Prospectus Summary	3
The Offering	3
Risk Factors	4
Forward Looking Statements	2
Business
Management's Discussion and Analysis of Financial Condition or Plan of Operations	13
Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities	17
Dividend Policy
Selling Security holders	18
Management
Certain Relationships and Related Transactions
Plan of Distribution	23
Description of Capital Stock	24
Legal Matters	25
Experts	25
Where You Can Find Additional Information	25
Consolidated Financial Statements	F-1

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any information or to make any representations about us, the selling stockholders, the securities or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or any selling stockholder.

The selling stockholders are offering to sell shares of our common stock, including shares they may acquire upon conversion of their notes or exercise of their warrants, only in jurisdictions where offers and sales are permitted. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. The prospectus will be updated and updated prospectuses made available for delivery to the extent required by the federal securities laws.

Currency, exchange rate, “China” and other references

Unless otherwise noted, all currency figures in this prospectus are in U.S. dollars. References to "yuan" or "RMB" are to the Chinese yuan, which is also known as the renminbi. According to the currency exchange website www.xe.com, on January 16, 2009, $1.00 was equivalent to approximately 6.84 yuan.

References in this prospectus to the “PRC” or “China” are to the People’s Republic of China.

In this prospectus, unless otherwise specified, the words “Company,” “China Agri” “we,” “us,” and “our,” refer collectively to China Agri-Business, Inc., Mei Xin Agri Technology (Shaanxi) Co., Ltd., and Shaanxi Xin Sheng Centennial Agricultural and Technology Co., Ltd., our operating company in the People’s Republic of China (the “PRC” or “China”).

FORWARD-LOOKING STATEMENTS

This Prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may", "expect", "plans", "intends", "anticipate", "believe", "estimate" and "continue" or similar words and are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. You should read statements that contain these words carefully because they discuss our future expectations contain projections of our future results of operations or of our financial condition or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed above in the section captioned "Risk Factors", as well as any cautionary language in this Prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations described in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described as risk factors and elsewhere in this Prospectus could have a material adverse effect on our business, operating results and financial condition.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus.

Our Business

China Agri-Business, Inc., through its operating company in China, manufactures and sells non-toxic fertilizer, bactericide and fungicide products used for farming in the People’s Republic of China (the “PRC”). Crops grown with our products are eligible to qualify for the “AA Green Food” rating administered by the China Green Food Development Center, an agency under the jurisdiction of the Ministry of Agriculture of the PRC.

Our executive offices in the PRC are located at Finance Plaza, 9th Floor, Hi-Tech Road No. 42, Hi-Tech Industrial Development Zone, Xi-An, China 710068. Our executive offices in the United States are located at 11 East 86th Street, New York, New York 10028. Our web site address is http://www. chinaagri-business.com. Information contained on our web site is not a part of this prospectus.

The Offering

Shares of common stock offered by the selling security holders
Up to 1,617,980 shares of common stock, including (i) 500,000 Investor Warrant Shares (ii) 80,000 Placement Agent Warrant Shares, (iii) 37,980 Underwriter Warrant Shares and (iv) 1,000,000 Conversion Shares. Assuming the full conversion of all of the Notes, and the full exercise of the Investor Warrants and the Placement Agent Warrants, the shares being registered would represent approximately 11% of our outstanding common stock. (1)

Common stock to be outstanding after the offering	Up to 14,576,554 shares, assuming the conversion of all of the Notes, and the exercise of all of the Warrants. (1)

Use of proceeds
China Agri will not receive any proceeds from the sale of the shares of common stock offered by the selling security holders to the public. However, China Agri will receive proceeds from any cash exercise of the Warrants. Any such proceeds will be used to support the Company's expansion plans and for working capital.

OTCBB Ticker Symbol	CHBU

(1) The above information regarding common stock to be outstanding after the offering is based on 12,958,574 shares of common stock outstanding as of February  11, 2009 and assumes the subsequent exercise of all of the Notes and Warrants by the selling security holders.

Description of 2009 Private Placement of Convertible Notes and Warrants

On January 8, 2009, we completed a private placement with two accredited investors consisting of 3% unsecured convertible notes in an aggregate principal amount of $500,000 and series C warrants to purchase an aggregate of 500,000 shares of the Company’s common stock. We received net proceeds of approximately $431,500, which the Company plans to use to pursue the expansion of its manufacturing and distribution operations and for general working capital and business purposes.

The notes mature two years from the date of issuance and bear interest at the rate of 3% per annum, payable annually in cash or in shares common stock, subject to approval of the holder. Any interest which is not paid when due shall bear interest at the rate of fifteen percent (15%) per annum. Any principal which is not paid when due shall bear interest at the rate of eight percent (8%) per annum. The notes are convertible at the option of the holder into common at a conversion price of $0.50 per share. The conversion price is subject to adjustment upon the occurrence of stock splits, combinations, dividends, and subsequent offerings, as set forth in the notes.

Subject to effectiveness of the registration statement, the Company shall have the right to prepay the notes at 110% of the outstanding principal amount any time prior to the maturity date, and upon thirty (30) days prior written notice to the holders.

The series C warrants have a term of three years. In addition, upon exercise of a series C warrant, each  holder shall be issued a series D warrant. The series D Warrants shall have a term of three years and an exercise price of $2.00 per share. The exercise price of the warrants is subject to adjustment upon the occurrence of stock splits, combinations, dividends, and subsequent offerings, as set forth in the Warrants.

The Company may call for the termination of any unexercised portion of the series C warrants upon consummation of a subsequent offering by the Company of not less than $7.5 million in gross proceeds, and upon thirty (30) days written notice to the holders.

In connection with the 2009 Private Placement we entered into registration rights agreements with the investors pursuant to which we have agreed to prepare and file a registration statement with the Securities and Exchange Commission not later than 60 calendar days after the final closing. The registration statement shall seek to register for resale, in the amounts set forth in the Registration Rights Agreement (i) the warrant shares issuable upon exercise of the Warrants, and (ii) the conversion shares issuable upon conversion of the Notes. In addition, the Company has agreed to use its good faith efforts to cause the Registration Statement to be declared effective by the Commission within 90 calendar days from the Filing Date (or within 120 calendar days from the Filing Date if the Registration Statement is reviewed by the Commission).

In the event that our obligations under the registration rights agreements are not met, we are subject to liquidated damages payments in an amount equal to two percent (2%) of the initial principal amount of the notes per month, subject to a maximum of twenty four percent (24%).

In connection with the 2009 Private Placement, the placement agent received a cash commission of $40,000 and an expense allowance of $25,000. In addition, the placement agent is entitled to receive warrants to purchase 80,000 shares of common stock at an exercise price of $1.00 per share for a term of three years.

The Company believes that this private placement is exempt from registration under the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder.

RISK FACTORS

An investment in our common stock involves significant risks. You should carefully consider the following risks and all other information set forth in this prospectus before deciding to invest in shares of our common stock. If any of the events or developments described below occurs, our business, financial condition and results of operations may suffer. In that case, the value of our common stock may decline and you could lose all or part of your investment.

Our business operations are conducted entirely in the PRC. Because China’s economy and its laws, regulations and policies are different from those typically found in the west and are continually changing, we face certain risks, including but not limited to those summarized below.

RISKS RELATED TO OUR BUSINESS:

WE HAVE A LIMITED OPERATING HISTORY AND WE OPERATE IN A HIGHLY-COMPETITIVE INDUSTRY AND OUR FAILURE TO COMPETE EFFECTIVELY MAY ADVERSELY AFFECT OUR ABILITY TO GENERATE REVENUE.

Xinsheng, our operating company in the PRC, commenced operations in 2004. Accordingly, we are subject to the risks and challenges inherent in the establishment of a new business enterprise. Unanticipated problems, expenses, and delays are frequently encountered in establishing a new business and marketing and developing products. These include, but are not limited to, competition, the need to develop customers and market expertise, market conditions, sales, marketing and governmental regulation.

We are principally engaged in the manufacture and marketing of organic biochemical agricultural application products and we face competition from numerous other companies. Many of our competitors have greater financial resources, a longer operating history, and a larger customer base, than we do. We may be unsuccessful in our attempts to compete, which would have a material adverse impact on our business and financial condition.

WE ARE REQUIRED TO OBTAIN FERTILIZER REGISTRATION CERTIFICATES FOR OUR PRODUCTS FROM THE PRC GOVERNMENT THAT ARE SUBJECT TO ANNUAL RENEWAL.

In the PRC, manufacturers of fertilizers and related products must obtain a government approval known as a fertilizer registration certificate. Since 2004, we have obtained registration certificates from the PRC’s Ministry of Agriculture for each of our primary products which authorize us to manufacture and distribute our agricultural application products throughout the PRC. Each certificate is reviewed by the PRC’s Ministry of Agriculture on an annual basis. There is no assurance that the certificates will be renewed.

OUR SUCCESS DEPENDS UPON THE DEVELOPMENT OF THE PRC'S AGRICULTURAL INDUSTRY.

The PRC is currently the world's most populous country and one of the largest producers and consumers of agricultural products. Despite the Chinese government's emphasis on agricultural self-sufficiency, inadequate port facilities and lack of warehousing and cold storage facilities may impede the growth of the domestic agricultural trade. We rely on local farmers in the PRC to purchase our products, which are generally purchased under a cash-on-delivery basis or on credit. Accordingly, any difficulties farmers in the PRC experience in selling their produce could reduce the demand for our products and hinder the ability of the farmers to pay their credit obligations to us on a timely basis.

WE MAY NOT BE ABLE TO EFFECTIVELY CONTROL AND MANAGE OUR PLANNED GROWTH.

We have limited operational, administrative and financial resources, which may be inadequate to sustain the growth we want to achieve. If our business and markets grow and develop, it will be necessary for us to finance and manage expansion in an orderly fashion. In addition, we may face challenges in managing our expanding product offerings and in integrating any businesses we acquire with our own. Such growth would place increased demands on our existing management, employees and facilities. Our failure to meet these demands could interrupt or adversely affect our operations and cause production backlogs, longer product development time frames and administrative inefficiencies.

OUR BUSINESS IS DEPENDENT UPON OUR BRAND RECOGNITION AND TRADEMARKS. WE COULD LOSE OUR COMPETITIVE ADVANTAGE IF WE ARE NOT ABLE TO PROTECT OUR BRANDS AGAINST TRADEMARK INFRINGEMENT AND COUNTERFEITING.

Our trademarked brands have gained recognition in the PRC. However, the protection of intellectual property rights in the PRC may not be as effective as those in the U.S. or other countries. The unauthorized use of our brands could enable some other manufacturers to take unfair advantage, which could harm our business and competitive position. We cannot guarantee that counterfeiting or imitation of our products will not occur in the future or that we will be able to detect it and resolve it effectively. Any related litigation could be time consuming, costly, and unsuccessful. We also cannot guarantee that our products will not infringe patents, copyrights or other intellectual property rights held by third parties

WE MAY NOT BE ABLE TO HIRE AND RETAIN QUALIFIED PERSONNEL TO SUPPORT OUR GROWTH AND IF WE ARE UNABLE TO RETAIN OR HIRE SUCH PERSONNEL IN THE FUTURE, OUR ABILITY TO IMPROVE OUR PRODUCTS AND IMPLEMENT OUR BUSINESS OBJECTIVES COULD BE ADVERSELY AFFECTED.

Competition for senior management and other key employees is intense, and the pool of qualified candidates is limited. We may not be able to retain the services of our senior executives or key employees, which could materially and adversely affect our future growth and financial condition.

WE DO NOT PRESENTLY MAINTAIN FIRE, THEFT, PRODUCT LIABILITY OR ANY OTHER PROPERTY INSURANCE, WHICH LEAVES US WITH EXPOSURE IN THE EVENT OF LOSS OR DAMAGE TO OUR PROPERTIES OR CLAIMS FILED AGAINST US.

We do not maintain fire, theft, product liability or other insurance of any kind. We bear the economic risk with respect to loss of or damage or destruction to our property and to the interruption of our business as well as liability to third parties for damage or destruction to them or their property that may be caused by our personnel or products. Such liability could be substantial and the occurrence of such loss or liability may have a material adverse effect on our business, financial condition and prospects. While product liability lawsuits in the PRC are rare, and we have never experienced significant failure of our products, there can be no assurance that we would not face liability in the event of the failure of any of our products.

RISK RELATED TO OUR INDUSTRY AND TO DOING BUSINESS IN THE PRC:

DEMAND FOR OUR PRODUCTS MAY DECREASE IF THE PRC GOVERNMENT CHANGES THE REQUIREMENTS FOR THE “GREEN FOOD” RATING.

Crops that are grown using our products may be considered as “all-natural,” “organic,” or “green”, and accordingly may qualify for the “AA Green Food” rating, which is administered by the Green Food Development Center of the PRC Ministry of Agriculture. Should the PRC government change the current Green Food standards, crops grown with our products may not qualify for the Green Food rating, which would adversely affect our business.

OUR FINANCIAL RESULTS ARE SUBJECT TO SEVERE WEATHER CONDITIONS, DISEASE, AND OTHER NATURAL CATASTROPHES IN CHINA.

Our products are used for agricultural purposes, and accordingly our business is exposed to the risk of severe weather conditions, disease, and other natural catastrophes in the PRC. Natural catastrophes may include hail storms, floods, droughts, windstorms, earthquakes, fires, insect infestations, disease and other events, each of which tends to be unpredictable.

Cold weather and other unusual weather conditions, particularly during or prior to the spring plowing season, can significantly affect the purchasing decisions of the Company’s customers, and can have a dramatic effect on our financial results, as we experienced during the first quarter of 2008.

WE FACE THE RISK THAT CHANGES IN THE POLICIES OF THE PRC GOVERNMENT COULD HAVE A SIGNIFICANT IMPACT UPON THE BUSINESS WE MAY BE ABLE TO CONDUCT IN THE PRC AND THE PROFITABILITY OF SUCH BUSINESS.

The PRC's economy has been transitioning to a market-oriented economy. Policies of the PRC government can have significant effects on the economic conditions of the PRC. Under this direction, we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in the PRC will follow market forces. While we believe that this trend will continue, there can be no assurance that this will be the case. A change in policies by the PRC government could adversely affect our interests by, among other factors: changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises. Although the PRC government has been pursuing economic reform policies, there is no assurance that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC's political, economic and social life.

THE PRC LAWS AND REGULATIONS GOVERNING OUR CURRENT BUSINESS OPERATIONS ARE SOMETIMES VAGUE AND UNCERTAIN. ANY CHANGES IN SUCH PRC LAWS AND REGULATIONS MAY HAVE A MATERIAL AND ADVERSE EFFECT ON OUR BUSINESS.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. We and any future subsidiaries are considered foreign persons or foreign funded enterprises under PRC laws, and as a result, we are required to comply with PRC laws and regulations. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

A SLOWDOWN OR OTHER ADVERSE DEVELOPMENTS IN THE PRC ECONOMY MAY MATERIALLY AND ADVERSELY AFFECT THE GREEN FOOD INDUSTRY AND OUR BUSINESS.

All of our operations are conducted in the PRC and all of our revenues are generated from sales in the PRC. Although the PRC economy has grown significantly in recent years, we cannot assure you that such growth will continue. A slowdown in economic growth or other adverse changes in the PRC economy may affect demand for our products.

INFLATION IN THE PRC COULD NEGATIVELY AFFECT OUR PROFITABILITY AND GROWTH.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. Such an austere policy can lead to a slowing of economic growth. In October 2004, the People's Bank of China, the PRC's central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products.

GOVERNMENTAL CONTROL OF CURRENCY CONVERSION MAY AFFECT THE VALUE OF AN INVESTMENT IN THE COMPANY.

The PRC government imposes controls on the convertibility of Renminbi ("RMB") into foreign currencies and, in certain cases, the remittance of currency out of the PRC. We receive substantially all of our revenues in RMB, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency dominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses, such as the repayment of bank loans denominated in foreign currencies.

The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain expenses as they come due.

THE FLUCTUATION OF THE RMB MAY MATERIALLY AND ADVERSELY AFFECT AN INVESTMENT IN THE COMPANY.

The value of the RMB against the U.S. Dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC's political and economic conditions. As we rely entirely on revenues earned in the PRC, any significant revaluation of the RMB may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. Dollars we receive from an offering of our securities into RMB for our operations, appreciation of the RMB against the U.S. Dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert our RMB into U.S. Dollars for the purpose of making payments for dividends on our common shares or for other business purposes and the U.S. Dollar appreciates against the RMB, the U.S. Dollar equivalent of the RMB we convert would be reduced. In addition, the depreciation of significant U.S. Dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

In July, 2005, the PRC government changed its policy of pegging the value of the RMB to the U.S. Dollar. Under the new policy, the RMB is permitted to fluctuate against a basket of certain foreign currencies. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. Dollar.

RECENT PRC STATE ADMINISTRATION OF FOREIGN EXCHANGE ("SAFE") REGULATIONS REGARDING OFFSHORE FINANCING ACTIVITIES BY PRC RESIDENTS HAVE UNDERGONE A NUMBER OF CHANGES WHICH MAY INCREASE THE ADMINISTRATIVE BURDEN WE FACE. THE FAILURE BY OUR SHAREHOLDERS WHO ARE PRC RESIDENTS TO MAKE ANY REQUIRED APPLICATIONS AND FILINGS PURSUANT TO SUCH REGULATIONS MAY PREVENT US FROM BEING ABLE TO DISTRIBUTE PROFITS AND COULD EXPOSE US AND OUR PRC RESIDENT SHAREHOLDERS TO LIABILITY UNDER PRC LAW.

SAFE issued a public notice ("October Notice") effective from November 1, 2005, which requires registration with SAFE by the PRC resident shareholders of any foreign holding company of a PRC entity. Without registration, the PRC entity cannot remit any of its profits out of the PRC as dividends or otherwise; however, it is uncertain how the October Notice will be interpreted or implemented regarding specific documentation requirements for a foreign holding company formed prior to the effective date of the October Notice, such as in our case. In addition, the October Notice requires that any monies remitted to PRC residents outside of the PRC be returned within 180 days; however, there is no indication of what the penalty will be for failure to comply or if shareholder non-compliance will be considered to be a violation of the October Notice by us or otherwise affect us.

In the event that the proper procedures are not followed under the SAFE October Notice, we could lose the ability to remit monies outside of the PRC and would therefore be unable to pay dividends or make other distributions. Our PRC resident shareholders could be subject to fines, other sanctions and even criminal liabilities under the PRC Foreign Exchange Administrative Regulations promulgated January 29, 1996, as amended.

BECAUSE OUR PRINCIPAL ASSETS ARE LOCATED OUTSIDE OF THE U.S. AND ALL OF OUR DIRECTORS AND NEARLY ALL OUR OFFICERS RESIDE OUTSIDE OF THE U.S., IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS BASED ON U.S. FEDERAL SECURITIES LAWS AGAINST US AND OUR OFFICERS AND SOME DIRECTORS IN THE U.S. OR TO ENFORCE A U.S. COURT JUDGMENT AGAINST US OR THEM IN THE PRC.

Nearly all of our directors and officers reside outside of the U.S. In addition, our operating subsidiary is located in the PRC and substantially all of its assets are located outside of the U.S. It may therefore be difficult for investors in the U.S. to enforce their legal rights based on the civil liability provisions of the U.S. Federal securities laws against us in the courts of either the U.S. or the PRC and, even if civil judgments are obtained in U.S. courts, to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the U.S. and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties under the U.S. Federal securities laws or otherwise.

LACK OF BANK DEPOSIT INSURANCE PUTS OUR FUNDS AT RISK OF LOSS FROM BANK FORECLOSURE OR INSOLVENCIES.

China Agri-Business maintains certain bank accounts in China that are not insured and are not protected by FDIC insurance or other insurance. As of June 30, 2008, China Agri-Business held approximately 49,621,000 Chinese Yuan in bank accounts in China, which is the equivalent of approximately $7,235,000 in US dollars. If a Chinese bank holding our funds experienced insolvency, it may not permit us to withdraw our funds which would result in a loss of such funds and reduction of our net assets.

RISKS RELATED TO OUR STOCK:

MARKET VOLATILITY AND OTHER DEVELOPMENTS MAY AFFECT OUR STOCK PRICE.

The market prices for securities of companies with business activities in the PRC in general have been highly volatile and may continue to be highly volatile in the future. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our common stock:

•	Innovations or new products by our competitors;
•	Severe weather or other natural catastrophes in the PRC;
•	Regulatory developments in the PRC or actions taken by PRC regulatory agencies with respect to our products, manufacturing process or sales and marketing activities;
•	Regulatory developments in the United States with respect to securities of companies with business activities in the PRC;
•	The success of our research and development efforts;
•	Any intellectual property infringement action, or any other litigation, involving us;
•	Actual or anticipated fluctuations in our operating results;
•	Our ability to remain quoted on the OTC Bulletin Board;
•	Sales of large blocks of our common stock;
•	Sales of our common stock by our executive officers, directors and significant stockholders; and
•	The loss of any of our key personnel.

The occurrence of one or more of these factors may cause our stock price to decline, and investors may not be able to resell their shares at or above the price that they paid for the shares. In addition, the stock markets in general, and the markets for PRC related stocks in particular, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

WE ARE NOT LIKELY TO PAY CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate. Should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary. In addition, our operating subsidiary, from time to time, may be subject to restrictions on its ability to make distributions to us, including restrictions on the conversion of local currency into U.S. Dollars or other hard currency and other regulatory restrictions.

WE ARE AUTHORIZED TO ISSUE 4,900,000 SHARES OF AN "UNDESIGNATED" CLASS OF STOCK WHICH MAY ADVERSELY AFFECT THE VOTING POWER OR OTHER RIGHTS OF THE HOLDERS OF COMMON STOCK.

Our certificate of incorporation authorizes our board of directors to designate and issue one or more series of preferred stock, having rights and preferences as the board may determine in accordance with Maryland law. Our board of directors is empowered, without stockholder approval, to issue such preferred stock with rights that could adversely affect the voting power or other rights of the holders of our common stock. In addition, the undesignated stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. As of this date, no shares of the undesignated stock are outstanding and no designation has been made as to any characteristics these shares may have in the future.

THE MARKET PRICE OF OUR COMMON STOCK HAS BEEN AND WILL LIKELY CONTINUE TO BE VOLATILE.

The price of our common stock may fluctuate significantly, which may make it difficult for stockholders to sell shares of our common stock when desired or at attractive prices. During 2008, the trading price of our common stock as quoted on the OTCBB ranged from a low of $0.10 per share to a high of $1.50 per share. Thus far during 2008, the trading price of our common stock ranged from a low of $0.10 per share to a high of $0.23 per share.

The price for our common stock may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations or new products by us or our competitors,, the operating and stock price performance of other companies that investors may deem comparable to us, and news reports relating to trends in our markets or general economic conditions. Additionally, volatility or a lack of positive performance in our stock price may adversely affect our ability to retain key employees.

DESCRIPTION OF BUSINESS

Company History

China Agri-Business, Inc. ("China Agri" or the “Company”) was incorporated in the State of Maryland on December 7, 2005. On March 24, 2006, China Agri formed Mei Xin Agri Technology (Shaanxi) Co., Ltd. ("WOFE") in Xi'an city, the PRC. WOFE is a wholly-owned subsidiary of China Agri and a limited liability company organized under the laws of the People’s Republic of China (the “PRC”).

WOFE acts as a management company for Shaanxi Xin Sheng Centennial Agricultural and Technology Co., Ltd. ("Xinsheng"). WOFE controls all aspects of Xinsheng's business and management, and is entitled to all proceeds of Xingsheng's business and obligated to fund its operations. In summary, China Agri does not own Xinsheng. However, through WOFE, we are entitled to receive all of the profits of, and are obligated to pay all of the debts of, Xinsheng.

Xinsheng was founded on April 22, 2002 as a joint stock limited liability company formed under the laws of the PRC and has approximately 2,317 individual shareholders. Prior to April 21, 2004, Xinsheng's stock was traded on China Zhongguancun Technology & Equity Exchange in the PRC. Xinsheng de-listed its stock from China Zhongguancun Technology & Equity Exchange on April 21, 2004.

WOFE's control over Xinsheng was established in the following manner, and in accordance with PRC laws:

On April 18, 2006, WOFE entered into a management entrustment agreement ("Management Agreement") with Xinsheng. Under the Management Agreement, Xinsheng and its shareholders entrusted to WOFE its management rights, the rights and powers of its shareholders and board of directors, and the right to receive all of Xinsheng's profits in exchange for WOFE's assumption of the obligation to fund all operating losses of Xinsheng.

On April 22, 2006, following a Xinsheng shareholder meeting at which an attorney-in-fact was appointed to represent the Xinsheng shareholders, China Agri entered into a stock purchase agreement with the attorney-in-fact (the "Stock Purchase Agreement"). Pursuant to the Stock Purchase Agreement, China Agri issued an aggregate of 5,389,221 shares (10,950,897 shares after a 2.032-for-1 forward split in October 2006) of common stock to the Xinsheng shareholders in consideration of the execution of the Management Agreement between Xinsheng and WOFE. Pursuant to the Stock Purchase Agreement and a voting trust and escrow agreement (the "Voting Trust and Escrow Agreement") entered into by the parties in connection with the Stock Purchase Agreement, these shares were issued in the name of a trustee for the Xinsheng shareholders, which trustee also acts as the escrow and selling agent for the Xinsheng shareholders for the sale of the shares. The trustee is entitled to exercise all rights and powers to vote the shares on behalf of the Xinsheng shareholders. If a shareholder wishes to sell the shares held by the trustee, the trustee would sell the shares and remit the proceeds to the shareholder.

The entry into the Management Agreement, the Stock Purchase Agreement and the Voting Trust and Escrow Agreement, and the appointment of the attorney-in-fact, were approved by the Xinsheng shareholders at a meeting held on April 10, 2006, in accordance with PRC Company Law.

At present, neither the Company nor WOFE have any existing or planned business activities other than acting as a holding company and management company, respectively, for Xinsheng, and raising capital for its operations. However, these plans are subject to change in the future.

Overview of Business

Xinsheng began producing agricultural application products in 2004. Our business is concentrated in the growing “Green Food” market in the PRC. Xinsheng manufactures and sells non-toxic fertilizer, bactericide and fungicide products used for farming in the People’s Republic of China (the “PRC”). Crops grown with the Company’s products are eligible to qualify for the “AA Green Food” rating administered by the China Green Food Development Center, an agency under the jurisdiction of the Ministry of Agriculture of the PRC.

The geographic distribution of our sales in the PRC is as follows. In 2008 approximately 45% of our sales were in Shaanxi province, 10% of our sales were in Hunan province, and 8% of our sales were in Hebei province. Our products are also sold in the following provinces in the PRC: Sichuan, Anhui, Jiangsu, Henan, Shanxi, Jiangxi and Shandong.

The executive offices of China Agri-Business in the United States are located at 11 East 86th Street, New York, New York 10028. China Agri’s telephone number in the United States is (212) 348-5600. Xinsheng is located outside of the city of Xi-an in the Shaanxi Province of the PRC. Xinsheng’s address is Finance Plaza, 9th Floor, Hi-Tech Road No. 42, Hi-Tech Industrial Development Zone, Xi-An, China 710068. Xinsheng’s telephone number is 011-86-29-88222938.

Our Organic Biochemical Agricultural Application Products

We manufacture and market the following categories of environmentally friendly organic biochemical agricultural application products:

o Xinsheng Luyuan, a line of organic, water soluble fertilizer products whose primary function is to increase agricultural production.

o Xinsheng Lufeng, a line of organic soil amendment products whose primary function is as a bactericide.

o Xinsheng Huang-jin-gai, a line of amino acid water soluble fertilizer products designed to help crops absorb calcium and to improve their quality.

o Xinsheng Jia-tian-xia, a line of humic acid water soluble fertilizer products designed to help farmers improve the quality of crops.

o Xinsheng Bai-le, a line of amino acid water soluble fertilizer products designed to provide supplementary micro-nutrients to crops and to help crops grow with balanced nutrition.

Within these five categories, we produce more than 50 different agricultural application products.

Our agricultural application products are made of a chemical polymer combined with active potassium, organic nitrogen and 20 other ingredients, including chitosan. The key raw material for our products is chitosan, which consists primarily of polysaccharides extracted from the shells of crustaceans, such as crabs and shrimp, and mixed with active calcium. Because each of our products are designed to minimize harm to the environment, use of our products contributes to the production of healthy and environmentally friendly crops.

Studies performed by our research and development indicate that nitrogen, phosphorus, potassium and other nutrients in traditional chemical fertilizers tend to become highly water-soluble, and runoff water can remove them from the soil. Our products, which contain chitosan, release nutrients into the soil at a slower rate, making them less likely to be leached from the soil by rainwater. The retention of these nutrients improves the efficiency of use of both naturally-occurring and applied nutrients and fertilizers. Our chitosan based products are also designed to build soil structure, which allows more air to reach plant roots and increases the soil's ability to retain water, resulting in healthier crops. Our products also use chitosan to provide nutrients used by soil microorganisms, which in turn make mineral nutrients available to plants.

Our agricultural application products are produced and sold in two types of packaging: (i) polyethylene bottles that are 12 centimeters in height and 5.8 centimeters in diameter and have a net weight of 200 grams and (ii) bags that are 11 centimeters in length and 8.4 centimeters in width and have a net weight of 20 grams.

The raw materials used in the production of our products are generally available from local suppliers and we do not have any long term supply contracts.

The principal advantages of our agricultural application products are their quality and their potential to reduce famers’ costs. Higher yields mean that farmers can plant less and therefore decrease their costs. We believe our products can ultimately increasing plant growth by up to 20%. These estimates are based on our own testing and on field trial reports issued by the following three independent land and fertilizer working stations in China, for the years of 2005 and 2004 (collectively the “Field Trial Reports”): Shaanxi Chunhua County Land and Fertilizer Working Station, Shaanxi Province Land and Fertilizer Working Station and Shaanxi Province Yangling Zone Land and Fertilizer Working Station.

In addition, we offer agricultural application products that contain, in addition to growth-promoting compounds, both bactericides and pesticides. These products are cost effective because they eliminate the need to purchase  separate pesticides and bactericides.

As of December 31, 2008, Xinsheng’s manufacturing capacity is 540 tons per year. Xinsheng has the ability to increase its manufacturing capacity to 700 tons per year through the use of contract manufacturers.

The PRC’s “Green Food” Industry

By the late 1980s, in an effort to produce more food, the PRC had reached a point where its farmers were relying heavily on the use of fertilizers and pesticides. This reliance on fertilizers and pesticides, including the use of environmentally harmful fertilizers and pesticides, led to the sale of products with dangerous and high concentrations of harmful chemicals, resulting in several publicized incidents of food-caused illness. In addition to creating a dangerous situation for domestic consumers, it also created problems for the PRC's food exporters which, in many cases, were barred from exporting to countries with minimum acceptable standards for pesticide and chemical use.

In 1990, the PRC Ministry of Agriculture began to encourage the production of “Green Food”, which is food that are safe, free from pollutants and harmful chemicals, and of good quality. In 1992, the PRC Ministry of Agriculture established the China Green Food Development Center to oversee food quality and the development and management of Green Food at the national and provincial level in the PRC. In 1993, the Ministry of Agriculture established regulations on the use of Green Food labeling. In 1994, the PRC government issued an "Agenda in the 21st Century", in which there was specific discussion with respect to the development of a Green Food industry. In 1996, an identifying trademark for Green Food was registered in the PRC and put into use.

According to the China Green Food Development Center website, China’s Green Food industry experienced a rapid growth period from 1997 to 2007. For example, from 2002 to 2007, certified Green Food products and Green Food production enterprises increased at a rate of 21.8% and 30.8% per year, respectively. By the end of October 2008, there were 17,647 Green Food products and 6,160 Green Food production enterprises in China. Approximately 9.4 million hectares, or 7.2% of the total farm land in China, is used in the production of Green Food.

Seasonality

Our business is seasonal and accordingly we experience seasonal fluctuations in our revenues and our operating costs.

Generally, our sales peak occurs at the beginning of the planting season, which generally occurs during the period from March though June. Our sales are typically the lowest in the period from December through January and are relatively stable for the rest of the year.

Adverse weather conditions and other natural disasters may affect our customers’ planting activities and therefor reduce demand for our products. For example, our business was negatively impacted during 2008 by the following events: (i) severe winter weather conditions that existed in China during the end of January and early February, (ii) the major earth quake on May 12, 2008 whose epicenter was located in Sichuan province, and (iii) widespread flooding in the central and southern parts of China in May and June, including the Hunan and Hubei provinces.

Employees

Xinsheng has approximately 120 employees, including 60 who are engaged in sales and marketing activities. Approximately half of our employees are full-time employees and the remaining half are part-time or seasonal employees.

Sales and Marketing

We sell our agricultural application products directly to farmers and indirectly through wholesale and retail distributors.

In order to market our products, we advertise in newspapers, including national publications. We have also utilized a limited amount of television advertising, and distribute brochures, company profiles and promotional videos to farmers. We also offer free field trials to potential customers for the purpose of comparing plantings that have applied our products to plantings that have not. We believe that potential customers are more inclined to purchase our products after seeing the comparison results. We have a marketing team comprised of approximately 60 people who demonstrate to our dealers and our direct customers the correct methods of using our products, and who help address issues that arise for our dealers and customers in using our products and collect feedback from them.

As of December 31, 2008, we have established relationships with approximately 98 wholesale distributors. Our products are sold in approximately 400 stores located in 12 provinces in the PRC.

During 2008 we launched a sales and marketing initiative designed to expand our distribution network in China.  The purpose of the Company’s “New Agriculture-Generator” campaign is to establish a closer relationship with farmers through agricultural cooperatives located throughout China.

One component of this initiative is called the “Super Chain Sales Partner Program”, whereby the Company agrees to provide a $3,000 advance payment to participating retailers in exchange for their commitment to purchase and sell approximately $14,000 worth of the Company’s products per year. Each participating retailer must also agree not to sell any competing products. As of the date of this filing, approximately 41 retailers in Shaanxi province and approximately 28 retailers in Hunan province have agreed to participate.

Another component of this initiative is to establish, in conjunction with participating retailers, a membership system that would enable the Company to measure and monitor the use of its products by farmers and to improve the Company’s efforts to provide training and other  support services to farmers.

Government Regulation

Fertilizer Registration Certificates

In the PRC, producers of fertilizer and related products must obtain a government approval known as a fertilizer registration certificate. Accordingly, we have obtained registration certificates from the PRC’s Ministry of Agriculture for each of our primary products. The certificates authorize us to manufacture and distribute our agricultural application products throughout the PRC.

The term of a fertilizer registration certificate is one (1) year, subject to renewal. There is no assurance that the certificates will be renewed.

Registration No.	Trademark	Product Name	Renewal Date	Expiration Date
No. (2004) 1485	Xinsheng Luyuan	Xinsheng Luyuan	August 2008	September 2009
No. (2004) 1542	Xinsheng Lufeng	Xinsheng Lufeng	September 2008	October 2009
No. (2007) 2968	Xinsheng Huang-jin-gai	Xinsheng Huang-jin-gai	December 2008	December 2009
No. (2007) 2969	Xinsheng Bai-le	Xinsheng Bai-le	December 2008	December 2009
No. (2007) 2970	Xinsheng Jia-tian-xia	Xinsheng Jia-tian-xia	December 2008	December 2009

China Green Food Development Center “Green Food” Certification

Crops grown with the use of our products may qualify for the “AA green food” designation in the PRC. The green food rating system, which consist of an “A” rating and a more stringent “AA” rating, is overseen by the China Green Food Development Center, an agency under the jurisdiction of the Ministry of Agriculture of the PRC. The “AA” rating indicates that the crops contain minimal chemical residue from fertilizers.

While we believe that we maintain all requisite licenses and permits and are in compliance with all applicable regulations, we may not be able to maintain all requisite licenses and permits and remain in compliance with all applicable regulations. Any failure to satisfy those and other regulatory requirements could have a material adverse effect on our financial condition and results of operations.

Competition

The industry in which we operate is highly competitive. We compete largely on the basis of the quality of our products, which we make by processing and combining raw materials using unique, proprietary methods. Chitosan helps soil retain nutrients and improves soil structure at the same time. Our products contain approximately 5% chitosan.

Higher chitosan content translates into increased cost of production, and accordingly our products are priced approximately 10% to 15% higher than those of our competitors. However, our customers choose our products because their greater efficiency offsets the greater cost, as evidenced by the Field Trial Reports discussed above.

We consider the following companies to be among our primary competitors:

Company Name	Location within PRC
Weifang Xinde Bio-tech Co., Ltd.	Shandong Province
Shaanxi Haide'er Bio-tech Co., Ltd.	Shaanxi Province
Weifang Hengsheng Bio-tech Co., Ltd.	Shandong Province
Zhejiang Lanhai Bio-engineering Co., Ltd.	Zhejiang Province
Aiwo Beijing Agricultural Technology Co., Ltd.	Beijing City
China Green Agriculture, Inc.	Shaanxi Province
Shandong Dongyan Kefeng Bio-tech Co., Ltd.	Shangdong Province
Shandong Tianda Bio-tech Co., Ltd.	Shangdong Province
Guangxi Beihai Guofa Bio-tech Co., Ltd.	Guangxi Province

Intellectual Property

Trademarks

We own the rights to the following registered trademarks which we use in our business and which appear on our product packaging.

Trademark	Registration Number	Expiration
Xinsheng Shi ji	3412688	July 2014
Xinsheng Luyuan	4734942	September 2015
Xinsheng Lufeng	4734940	September 2015
Xinsheng Huang-jin-gai	6213163	August 2022
Xinsheng Bai-le	6212924	August 2022
Xinsheng Jia-tian-xia	6213164	August 2022
New Agriculture - Generator	6952690	September 2023

Patents

We own the rights to one patent for "Zero-tillage Fertilizing Equipment" (PRC Patent Number: 330398), which is a type of seeding machine, the use of which prevents soil erosion. We do not currently use this patent or the Zero-tillage Fertilizing Equipment in our business. We have not yet determined whether and when this patent may be utilized in our business.

Research and Development

We have a research and development team consisting of six full time employees and five consultants. This team is responsible for formulating our organic biochemical agricultural application products and developing new products.

DESCRIPTION OF PROPERTY

There is no private land ownership in PRC. Land in the PRC is owned by the government and cannot be sold to any individual or entity. Instead, the government grants or allocates landholders a “land use right,” which is sometimes referred to informally as land ownership. Land use rights are granted for specific purposes and for limited periods. Each period may be renewed at the expiration of the initial and any subsequent terms. Granted land use rights are transferable and may be used as security for borrowings and other obligations. Generally speaking, there are four primary ways of obtaining land use rights in the PRC:

• Grant of the right to use land;
• Assignment of the right to use land;
• Lease of the right to use land; and
• Allocated land use rights.

Xinsheng does not own any land use rights. However, Xinsheng owns its manufacturing facility and office equipment, valued at approximately RMB 1,154,680 (approximately $169,241 based on the exchange rate in effect as of December 31, 2008) and vehicles, valued at RMB 1,522,087 (approximately $223,092).

Xinsheng leases its office space (approximately 7,300 square feet) at the Finance Plaza 9th Floor, Hi-tech Road No. 42, Hi-tech Industrial Development Zone in Xi'an, Shaan Xi Province, for an annual rent of RMB 366,390 (approximately $53,7000) from Shaanxi Heng Xing Property Management Co., Ltd. The term of the lease is three years and expires on March 31, 2011.

Xinsheng leases its operating and testing space (approximately 2,600 square feet), located at the Xi'an Vegetable Research Institute, for an annual rent of RMB 38,500 (approximately $5,640). The lease expires on March 31, 2010.

Xinsheng leases its manufacturing space (approximately 22,600 square feet), located at the Sanyuan Cotton Company, Sanyuan County, Shaanxi Province, for an annual rent of RMB 90,000 (approximately $13,190). The lease expires on December 21, 2010.

China Agri’s executive offices in the United States are located at 11 East 86th Street, New York, New York 10028. Michael Segal, one of our directors, allows us to use the space rent free.

We believe that our facilities are suitable for our current operations. However, our expansion plans contemplate the need for additional space as we increase production.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

WE URGE YOU TO READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO BEGINNING ON PAGE F-1. THIS DISCUSSION MAY CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS COULD DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY THE FORWARD-LOOKING STATEMENTS AS A  RESULT OF A NUMBER OF FACTORS, INCLUDING BUT NOT LIMITED TO THE RISKS AND UNCERTAINTIES DISCUSSED UNDER THE HEADING “RISK FACTORS” HEREIN AND IN OUR OTHER FILINGS WITH THE SEC. SEE “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS .”

Overview

China Agri-Business, Inc. (“China Agri,” “we,” “us,” or the “Company”) was incorporated in the State of Maryland on December 7, 2005. On March 24, 2006, we formed a wholly-owned subsidiary under the laws of China, registered in the city of Xi’an, called Mei Xin Agri Technology (Shaanxi) Co., Ltd. (“Meixin”). On April 18, 2006, Meixin signed a Management Entrustment Agreement with Shaanxi Xin Sheng Centennial Agricultural and Technology Co., Ltd. (“Xinsheng”), a company organized under the laws of China that manufactures organic agricultural chemistry products in China. Under that agreement, Meixin acquired management control of Xinsheng, to the same effect as if Xinsheng were a wholly owned subsidiary of Meixin under Chinese law. Consequently, Xinsheng is our operating company in China.

In consideration of Xinsheng’s entry into the Management Entrustment Agreement, we issued to the shareholders of Xinsheng an aggregate of 5,389,221 shares of our common stock, which were converted into 10,950,897 shares, or 89% of our total outstanding common stock, after a 2.032-for-1 forward stock split in October 2006. Those shares are held by trustees on behalf of the shareholders of Xinsheng. Because the transaction resulted in Xinsheng shareholders owning a majority of China Agri’s common stock, the transaction is accounted for as a “reverse merger” for financial reporting purposes, with Xinsheng being deemed the acquirer and continuing entity.

Xinsheng develops, manufactures and markets organic agricultural chemistry products used for farming in China. Those products have been shown to contain no toxins and to have no adverse effects on the environment, and are suitable for use in farming without harsh chemical fertilizers or pesticides and the production of crops considered to be “all-natural,” “organic,” or “green.” Crops grown with our products may qualify for the “AA green food” rating in China. Our products are designed to enable farmers to increase agricultural output and reduce costs.

We introduced our first two products to market under the brands “Xinsheng Luyuan” and “Xinsheng Lufeng” in October 2004. Xinsheng Luyuan is an organic fungicide whose primary function is to increase agricultural production. Xinsheng Lufeng is an organic bactericide. At the beginning of 2006, we introduced our “Xinsheng Dadang” product, an organic fungicide with additional ingredients to enhance anti-fungal effects. In November of 2007, we introduced three new organic products at the 23rd annual “China Agriculture Fertilizer and Machine Trade Show”: “Xinsheng Huang-jin-gai” is designed to help crops to absorb calcium and to improve the quality of crops. Its primary ingredient is amino acid calcium. “Xinsheng Jia-tian-xia” is an organic potassium fertilizer designed to help farmers to improve the quality and increase the production of crops. “Xinsheng Bai-le” is designed to provide supplementary micro-nutrients to crops and to help crops grow with balanced nutrition.

Results of Operations - Three and nine months ended September 30, 2008 as compared to the three and nine months ended September 30, 2007
	Three Months Ended		Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Sales	$612,301	$781,103	$2,134,491	$2,190,006
Less: Cost of Goods Sold	154,222	238,254	612,799	695,147
Gross Profit	$458,079	$542,849	$1,521,692	$1,494,859
Gross Profit Margin	74.81%	69.50%	71.29%	68.26%
Net Income	$389,560	$286,461	$1,182,771	$855,638

Sales

Sales for the three months ended September 30, 2008 totaled $612,301, a decrease of $168,802, or 21.6%, as compared to sales of $781,103 for the three months ended September 30, 2007.

Sales for nine months ended September 30, 2008 totaled $2,134,491, a decrease of $55,515, or, 2.5% as compared to sales of $2,190,006 for the same period of 2007.

The third quarter sales were adversely affected by the following natural and weather related disasters in China during the second quarter: (i) the major earth quake in Sichuan province on May 12, 2008, and (ii) widespread flooding in the central and southern parts of China in May and June, including the Hunan and Hubei provinces.

The Sichuan, Hunan and Hubei provinces have together traditionally accounted for approximately 30% of our revenues. Sales in these areas decreased significantly, and in certain instances were nonexistent, during the third quarter as a result of the foregoing natural disasters. We expect that the effects of these events will continue to have a negative impact on our revenues in the fourth quarter. The impact beyond the fourth quarter cannot be determined at the present time.

In addition, as of June 30, 2008, approximately $24,500 in prepaid sales had not been delivered to the respective customers and as a result this amount was recorded as deferred income on the balance sheet at June 30, 2008. The product shipments were completed in July. Consequently, this amount was recognized as revenue for the third quarter of 2008.

In an attempt to expand and strengthen its retail distribution network, the Company has launched an initiative whereby the Company agrees to provide $3,000 to participating retailers in exchange for their commitment to sell approximately $14,000 worth of the Company’s products per year. Each participating retailer must also agree not to sell any competing products. As of the date of this filing, approximately 37 retailers in Shaanxi province and approximately 28 retailers in Hunan province have agreed to participate. The initiative is ongoing.

Gross Profit and Gross Margin

Gross profit for the three months ended September 30, 2008 was $458,079, a decrease of $84,770, or 15.6%, as compared to gross profit of $542,849 for the third quarter of 2007.

Gross profit for nine months ended September 30, 2008 totaled $1,521,692, an increase of $26,833, or, 1.8% as compared to gross profit of $1,494,859 for the same period of 2007.

The gross profit margin rate for the three months and nine months ended September 30, 2008 was 74.81% and 71.29%, respectively. The gross profit margin rate improved 5.31 and 3.03 points, respectively, as compared to the three and nine months ended September 30, 2007. The improvement in gross profit margin is primarily attributable to a 5-10% increase in the prices of our products.

Selling, General and Administrative Expenses

Selling, general and administrative expenses decreased $183,114, or 70%, from $261,232 during the third quarter of 2007 to $78,118 during the third quarter of 2008. During the nine month period, selling, general and administrative expenses decreased $290,103, or 45%, from $650,140 during the nine months ended September 30, 2007 to $360,037 during the nine months ended September 30, 2008. The decrease was due primarily to lower professional fees.

Net Income

Net income for the three months ended September 30, 2008 was $389,560, representing an increase of 36%, or $103,099, as compared to net income of $286,461 for the third quarter of 2007. Net income for the nine months ended September 30, 2008 was $1,182,771, representing an increase of 38.2%, or $327,133, as compared to net income of $855,638, for the comparable period of 2007.

Consequently, net income as a percentage of sales was 64% and 55% for the three and nine months ended September 30, 2008, respectively, as compared to 37% and 39% for the three and nine months ended September 30, 2007, respectively. The increases in net income resulted from higher gross profits and lower professional and advisory fees in 2008 as compared to the same periods of 2007.

Results of Operations - Fiscal year ended December 31, 2007 as compared to fiscal year ended December 31, 2006

During 2007, our sales increased 41% and our net income increased 16% as compared to 2006. The number of retail locations that sell our products surpassed 800 in 2007, an increase of 60% as compared to approximately 500 such locations in 2006. Our sales network, directly or indirectly, reaches more than twenty provinces in the PRC. In order to expand our operations and to establish the Company as one of the leading participants in China’s growing organic agricultural application sector, we plan to focus on the following four aspects of our business. First, we plan to fully utilize our current manufacturing capacity by purchasing additional manufacturing equipment, automatic package filling lines and research facilities, contingent on market demand. Second, we plan to strengthen sales efforts through our dedicated in-house sales team and retail dealer network. We plan to expand sales into the southern part of China, including the provinces of Hunan, Hubei, Anhui and Jiangsu. These provinces typically have a warmer climate, and a longer growing season for agriculture, which we believe could generate greater demand for our products. Third, we plan to intensify our efforts to develop new products, and continue to base our research and development efforts on the needs of our customers in order to identify additional areas of demand for our products. Fourth, we plan to enhance our management system, including our financial and accounting infrastructure, in order to manage our planned future growth.

Revenues

Sales for the year ended December 31, 2007 amounted to $3,037,414, representing an increase of $883,220, or 41% as compared to sales of $2,154,194 for the year ended December 31, 2006.

We introduced our organic agricultural chemistry products in the fourth quarter of 2004. In the year 2005, we realized revenue of $650,000 from our core organic applications. In 2006, our sales from organic applications tripled, to approximately $1,900,000. In 2007, all our revenues were generated from core organic applications, an increase of 60% as compared to 2006.

In 2007, about 92% of our revenue was generated from our organic fungicidal products under the brand “Xinshen Luyuan”, and the remaining 8% of revenue was generated from our products under the brand of “Xinsheng Lufeng” and “Xinsheng Dadang”. Geographically, 32% of revenue was generated locally in China’s Shaanxi Province and 68% of the revenue was from other provinces in China.

Cost of goods sold and gross margin

Cost of goods sold for the year ended December 31, 2007 was $964,961, an increase of $309,431, or 47.2%   as compared to $655,530 in 2006. Gross margin rate was 68.2% in 2007, a drop of 1.4 % compared to the gross margin rate of 69.6% in 2006. Of the cost of goods sold, 69% was raw material cost, 25% was packing material cost, 4% was labor cost, and 2% was utilities and other cost. Compared to the beginning of the year, the price of certain packing material increased slightly during the year. This resulted in the percentage of packing material cost included in the cost of goods sold to increase from 20% to 25%. This affected our gross margin directly. Due to anticipated increases in packing and labor costs, we anticipate that our gross margin will be adversely affected in 2008.

Selling and marketing expenses

Selling and marketing expenses amounted to $146,178 for the year ended December 31, 2007, an increase of 70.6% compared to $85,703 for the year ended December 31, 2006, which was attributable to our increased marketing efforts. The increase in selling and marketing expenses is primarily attributable to increases in the following: advertisement expenses, product promotion expenses, and salaries paid to sales personnel. These three types of expenses increased by an aggregate amount of $70,267 in 2007 as compared to 2006.

General and administrative expenses

General and administrative (“G&A”) expenses amounted to $883,052 for the year ended December 31, 2007, an increase of 74% compared to $507,091 for 2006. The largest components of G&A expenses were legal, audit, consulting and other professional fees incurred relating to regulatory compliance, including SEC compliance. Those expenses totaled $473,809, which represents approximately 54% of total G&A expenses during 2007. We expect that professional fees will continue to increase in the year 2008.

Net income

Net income for the year ended December 31, 2007 was $1,058,882, an increase of $146,056, or 16% as compared to $912,853 for 2006. Net income as a percentage of sales decreased 7% from 42% in 2006 to 35% in 2007, due primarily to the increase of G&A expenses, especially professional fees.

Research and development

Our research and development expenditures totaled $9,622 in 2007, as compared to $1,893 in 2006.

Liquidity and Capital Resources

85% of the Company’s assets consist of cash and cash equivalents. As of September 30, 2008, our cash and cash equivalents amounted to $8,169,272, an increase of $2,184,824 as compared to $5,984,448 at December 31, 2007.

Net cash provided by operating activities during the nine months ended September 30, 2008 was $1,324,836.

Net cash provided by financing activities during the nine months ended September 30, 2008 was $369,480. This amount reflects gross proceeds from a private placement of convertible notes and warrants completed at the end of the third quarter (as described in more detail below), less financing costs.

Foreign currency translation

Xinsheng’s functional currency is the Chinese Yuan (“RMB”). The appreciation of the RMB against the U.S. dollar has had a positive effect on our cash position.

For the nine month period ended September 30, 2008, the positive effect of foreign exchange rates adjustment on our cash position was approximately $495,250.

However, this positive effect of the RMB exchange rate may not continue in the future.

Tax-exempt status in the PRC

Xinsheng is subject to a 25% standard enterprise income tax in the PRC. However, due to Xinsheng’s agricultural related business, the National Tax Bureau in Xi’an High-Tech Development Zone has granted Xinsheng annual exemptions from this tax for the years ending December 31, 2006, 2007, and 2008. In addition, the Company has applied for a tax exemption for 2009.

For purposes of comparison, had we been subject to the 25% tax, our operating cash flow for the nine months ended September 30, 2008 would have been reduced by approximately $306,500.

We presently do not have any available credit, bank financing or other external sources of liquidity. We believe that our existing cash resources will be sufficient to meet our existing operating requirements for the foreseeable future. However, we are seeking opportunities to expand our manufacturing and distribution capabilities in the PRC that may require an investment beyond our existing cash resources. Accordingly, we are seeking additional funding through additional equity and/or debt financings. However, there can be no assurance that that any additional financing will become available to us, and if available, on terms acceptable to us. Any financing, if available, may involve restrictive covenants that may impact our ability to conduct our business or raise additional funds on acceptable terms. If we are unable to raise additional capital when required or on acceptable terms, we may have to delay, scale back or discontinue our expansion plans.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States (or “GAAP”). The preparation of those financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are those that reflect significant judgments or uncertainties, and potentially result in materially different results under different assumptions and conditions.

Inventory

Inventory is stated at the lower of cost or market. Cost is determined using the first-in first-out (FIFO) method, while market value is determined on the basis of net realizable value. The Company physically counts inventory at the end of the calendar year. To prepare the quarterly financial statements, we used book recorded balance.

Accounts Receivable and Allowance for Doubtful Accounts

The Company performs ongoing credit evaluations of its customers’ financial condition, but generally does not require collateral to support customer receivables. The credit risk is controlled through credit approvals, limits and monitoring procedures. The Company establishes an allowance for doubtful accounts based upon age of receivables and other factors. As of September 30, 2008, 71.89% of the Company’s trade receivables were aged between 1 to 60 days, and the remaining 28.10% of trade receivables were aged between 61 to 120 days. The Company’s policy is to reserve, as an allowance for doubtful accounts, 10% of accounts receivable aged less than 30 days; 15% of accounts receivable aged between 31 days to 60 days; 20% of accounts receivable aged between 61 to 90 days; and 25% of accounts receivable aged between 91 to 120 days.

Revenue Recognition and Deferred Income

Sales of products are recorded when title passes to the customer, which is generally at time of shipment. The Company does not routinely permit customers to return product.

MARKET PRICE OF AND DIVIDENDS ON REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock began quoting on the Over the Counter Bulletin Board (“OTCBB”) on October 17, 2007 under the symbol CHBU.OB. The price range per share of common stock presented below represents the highest and lowest intra-day sales prices for the Company's common stock on the OTCBB. Since our common stock is traded infrequently, such over-the-counter market quotations may reflect inter-dealer prices, without markup, markdown or commissions and may not necessarily represent a liquid trading market.

	High Sales Price	Low Sales Price

Year Ended December 31, 2009:
1st Quarter (through February 11, 2009)	$0.23	$0.10

Year Ended December 31, 2008:
4th Quarter	$0.55	$0.10
3rd Quarter	$0.51	$0.25
2nd Quarter	$1.50	$0.42
1st Quarter	$1.00	$0.40

Year Ended December 31, 2007:
4th Quarter (from October 17, 2007 to December 31, 2007)	$2.00	$0.62

Number of Shareholders

As of February 11, 2009, there were 12,958,574 shares of our common stock issued and outstanding and 11 active holders of record of our common stock. The number of active record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of the Xinsheng trustees, security brokers, dealers, and registered clearing agencies. The Company's transfer agent is Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, TX 75034. Telephone Number: (469) 633-0101.

Dividends

We have not declared or paid any cash dividends on our common stock and are restricted from paying dividends by virtue of the fact that we are a holding company. We currently intend to retain all earnings, if any, for use in our business operations and we do not anticipate declaring any dividends in the foreseeable future.

The payment of dividends is contingent on the ability of our PRC based operating subsidiary to obtain approval to send monies out of the PRC. The PRC's national currency, the Yuan or renminbi, is not a freely convertible currency. The PRC government imposes controls on the convertibility of renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends.

Equity Compensation Plan Information

We do not have any stock option, bonus, profit sharing, pension or similar plan. However, we may adopt such a plan in the future to attract and retain members of management, directors or key employees.

Penny Stock Regulations

The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share. Our common stock falls within the definition of penny stock and subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of these securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability of investors to sell their common stock in the secondary market.

SELLING SECURITY HOLDERS

The selling security holders listed herein include the investors who participated in our 2009 Private Placement, upon whose behalf we have agreed to register the Conversion Shares underlying the 3% notes and the Warrant Shares underlying the series C warrants (See “Description of March 2009 Private Placement of Common Stock and Warrants”).

The selling security holders listed herein also included the placement agent for our 2009 Private Placement and the placement agent for our 2007 Offering, upon whose behalf we are registering the shares underlying warrants issued to them as compensation for their services.

As of the date of this filing, the notes have not yet been converted and the Warrants have not yet been exercised by the selling security holders.

Except for Legend Merchant Group, Inc. and Spencer Edwards, Inc., none of the selling stockholders is a broker dealer or an affiliate of a broker dealer.

The shares offered by this prospectus may be offered from time to time by the selling security holders listed in the following table. Each selling security holder will determine the number of shares to be sold and the timing of the sales. Our registration of the shares does not necessarily mean that the selling security holders will sell all or any of the shares. Because the selling security holders may offer all, some or none of their shares, no definitive estimate as to the number of shares thereof that will be held by the selling security holders after such offering can be provided, and the following table has been prepared on the assumption that all shares of common stock offered under this prospectus will ultimately be sold.

Name	Total Shares Issuable Upon Conversion of Notes Plus shares Issuable Upon Exercise of Warrants (1)	Total Percentage of Common Stock, Assuming Full Exercise (1)	Shares of Common Stock Included in Prospectus (2)	Beneficial Ownership Before the Offering (3)	Percentage of Common Stock Owned Before Offering (3)	Beneficial Ownership After the Offering (4)	Percentage of Common Stock Owned After Offering (4)
JAG Multi Investment (5)	750,000	6%	750,000	750,000	6%	—	—
Keith Guenther (6)	750,000	6%	750,000	750,000	6%	—	—
Legend Merchant Group, Inc. (7)	80,000	*	80,000	80,000	*	—	—
Spencer Edwards, Inc. (8)	37,980	*	37,980	37,980	*	—	—

TOTALS	1,617,980		1,617,980	1,617,980

* Less than 1%.

(1) For purposes of this column only, we have included all shares of common stock owned or beneficially owned by that selling security holder, and the number of shares of common stock issuable upon exercise of all warrants owned or beneficially owned by such selling security holder. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling security holder. Each selling security holder’s ownership in this column is based on 12,958,574 shares of our common stock outstanding as of February 11, 2009.

(2) Represents an aggregate of: (i) 1,050,000 shares issuable upon conversion of the 3% convertible notes issued to investors with a conversion price of $0.50 per share, (ii) 525,000 shares issuable upon exercise of series C warrants issued to investors with an exercise price of $1.50 per share, subject to adjustment (iii) 84,000 shares of common stock issuable upon the exercise of the 2009 Placement Agent Warrants with an exercise price of $1.00 per share, and (iv) 37,980 shares of common stock issuable upon the exercise of the 2007 Underwriter Warrants with an exercise price of $1.00 per share.

(3) The percentages set forth in this column are based on 12,958,574 shares of our common stock outstanding as of February 11, 2009. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting power or investment power and also any shares, which the selling security holder has the right to acquire within 60 days. However, the selling stockholders have contractually agreed to restrict their ability to exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such exercise does not exceed 9.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, this column represents the aggregate maximum number and percentage of shares that the selling stockholder can own at one time (and therefore, offer for resale at any one time) due to their 9.99% limitation.

(4) Assumes that all securities registered will be sold.

(5) Includes 500,000 shares of common stock underlying 3% notes and 250,000 shares of common stock underlying series C warrants.

(6) Includes 500,000 shares of common stock underlying 3% notes and 250,000 shares of common stock underlying series C warrants.

(7) Includes 80,000 shares of common stock underlying the 2009 Placement Agent Warrants. In accordance with rule 13d-3 under the Securities Exchange Act of 1934, David W. Unsworth may be deemed a control person of the shares owned by this selling security holder. Legend Merchant Group, Inc. is a FINRA member broker-dealer. We do not have any arrangement with Legend Merchant Group, Inc. for it to act as a broker-dealer for the sale of the shares included herein for the selling stockholders. This selling stockholder may be deemed to be an underwriter with respect to sales of shares to be offered by it in this prospectus.

(8) Includes 37,980 shares of common stock underlying the 2007 Underwriter Warrants. In accordance with rule 13d-3 under the Securities Exchange Act of 1934, Gordon Dihle may be deemed a control person of the shares owned by this selling security holder. Spencer Edwards, Inc. is a FINRA member broker-dealer. We do not have any arrangement with Spencer Edwards, Inc. for it to act as a broker-dealer for the sale of the shares included herein for the selling stockholders. This selling stockholder may be deemed to be an underwriter with respect to sales of shares to be offered by it in this prospectus.

Relationships Between the Company and Selling Security Holders and Affiliates

The Company hereby confirms that a description of the relationships and arrangements between and among those parties already is presented in the prospectus and that all agreements between and/or among those parties are included as exhibits to the registration statement or otherwise incorporated by reference to the Company’s prior filings with the Securities and Exchange Commission.

DIRECTORS AND EXECUTIVE OFFICERS

The following are our officers and directors as of the date hereof. Some of our officers and directors are residents of the PRC and, therefore, it may be difficult for investors to effect service of process within the U.S. upon them or to enforce judgments against them obtained from the U.S. courts.

Directors and Executive Officers of China Agri:

NAME	POSITION	AGE
Liping Deng	Director, Chief Executive Officer and President	36
Limin Deng	Chairman of Board of Directors	45
Xiaolong Zhou	Chief Financial Officer	56
Jianhua Wang	Secretary	54
Michael Segal	Director	66

Directors and Executive Officers of WOFE:

NAME	POSITION	AGE
Liping Deng	Chairman of Board of Directors	36
Limin Deng	Vice-Chairman of Board of Directors	45
Zhengfeng Guo	Director	38

Directors and Executive Officers of Xinsheng:

NAME	POSITION	AGE
Liping Deng	Director, and President	35
Limin Deng	Chairman of Board of Directors	44
Yuqin Mao	Director and Chief Financial Officer	58
Jianhua Wang	Director and Administrative Department Head	53
Xiucheng Wang	Director and Vice President	57
Ruixin Zhang	Director and Vice President	48

Mr. Liping Deng was appointed as our Director, President and Chief Executive Officer on June 26, 2006. He has been a Director and President of Xinsheng since 2002 and Chairman of Board of Directors of WOFE since March 2006. Prior to joining us, Mr. Deng served as a senior manager at Xianyang Tong Lida Electronic Communication Co., Ltd. from 1996 to 1998. Prior to that, Mr. Deng served as President of the Worker's Union in Xianyang Pottery Factory from 1991 to 1995. Mr.Deng obtained a technical secondary school degree from Xi'an Construction Company Pottery Technology School. Mr. Liping Deng is the brother of Mr. Limin Deng.

Mr. Limin Deng was appointed as our Director on June 26, 2006. He founded Xinsheng in 2002 and served as Chairman of Xinsheng since that time. Mr. Deng is the Vice Chairman of the Board of Directors of WOFE. Prior to joining us, he served as a security manager in the Xi'An Electronic Technology University for six years. He founded Shaanxi Xinsheng Weiye Technology Development Co., Ltd. in 2001, which has been liquidated. He obtained a junior college degree in Economic Management from the Continuous Education College of Xi'an Electronic Technology University. Mr. Limin Deng is the brother of Mr. Liping Deng.

Mr. Xiaolong Zhou was appointed as our Chief Financial Officer in April 1, 2007. He had been a senior accountant in Liss Okou Goldstein Okun and Tancer CPA'S P.C. in Great Neck, New York for the prior nine years. He is a certified public accountant, registered in the state of New York, a member of American Institute of Certified Public Accountants, and a member of New York State Society of Certified Public Accountants. Mr. Zhou obtained an M.B.A. in accountancy degree from Baruch College of CUNY and an M.A. in economics degree from City College of CUNY. He obtained a B.A. in economics degree from Fudan University, Shanghai, China.

Mr. Jianhua Wang was appointed as our Secretary on June 26, 2006. Mr. Wang served as a director and General Administrative Officer for Xinsheng since March 2005. Mr. Wang served as the head of an office of the Technology Zone of the Xi'an Electronic Technology University from 2002 to 2005. Prior to that, he served as the head of a department of Xi'an Electronic Technology University from 2001 to 2002. He obtained a B.A. degree from North Western University in the PRC.

Mr. Michael Segal was appointed as our Director on June 8, 2006. Since 2001, Mr. Segal has been President of Segal Cirone Services Inc., a financial consulting company that advises institutions, banks and high net worth individuals. He currently is a Principal, Options Compliance Principal and Branch Office Manager of Whitaker Securities LLC, a member of the Financial Industry Regulatory Authority (FINRA) since October 23, 2006. Prior to that, Mr. Segal had served in the following capacities: as President of Alexander Westcott & Co., Inc., a Broker/Dealer registered with NASD and Secretary of the board of directors of its parent company, the Financial Commerce Network Inc., a public company; President of Lamborn Securities Inc. a Broker/Dealer registered with NASD; He is also individually registered as an Introducing Broker with the Commodity Futures Trading Commission and a member of the National Futures Association and a founding member of the Managed Funds Association. Mr. Segal received a B.B.A. in marketing and economics from the University of Miami, (Coral Gables) Florida. Mr. Segal sits on the board of directors of the following privately held companies: BioStar Pharmaceuticals Inc.; China Power and Equipment Company Inc.; Jiali Pharmaceuticals Inc.; Asia Nutracueticals Consulting Co. Ltd.; China America Holdings LLC; and Kerry Pharmaceuticals Inc. Mr. Segal sits on the board of directors of the following publicly held company: BioStar Pharmaceuticals, Inc.

Ms. Yuqin Mao was appointed as the Chief Financial Officer of Xinsheng since 2001. She is also a director of Xinsheng. Prior to 2001, she worked as manager of the financial department for Shaanxi Xidenghui Technology Industrial Joint Stock Company from 1999 to 2001 and an accountant for Shaanxi Weinan District Financial Bureau from 1998 to 1999. She had served as our Chief Financial Officer from November 2006 to March 2007. Ms. Mao received training in accounting at the Shaanxi Weinan District Financial Bureau from 1970 to 1971.

Mr. Zhengfeng Guo was appointed as a director of WOFE in Nov 2007. Prior to that, he was industry supervisor of Shaanxi Xinsheng Centennial Agriculture & Technology Co., Ltd. in the PRC from 2001 to 2007. He obtained his bachelor degree in marketing management from Shaanxi Finance & Economics college in the PRC.

Mr. Xiucheng Wang was appointed as a director and Vice President of Xinsheng in 2003. Prior to that he was an Assistant to the President of Xi'an Kunlun Group Company from 2001 to 2003. He obtained his bachelor degree from Central Political Institute in the PRC.

Mr. Ruixin Zhang was appointed as a director and Vice President of Xinsheng in 2003. Prior to that, he served as Executive Vice President of Hebei Lang Green Packaging Co., Ltd. from 2001 to 2003. Mr. Zhang obtained his bachelor degree in Regional Economics and Geographical Management from Shaanxi Normal University in China.

According to our By-laws, the term of our directors is from the date of their appointment or election until the next annual meeting of shareholders or until his or her successor shall have been elected and qualified. The terms for our principal executive officers are one year, and they serve at the discretion of our board of directors.

Family Relationships

Mr. Limin Deng and Mr. Liping Deng are brothers.

CORPORATE GOVERNANCE

Audit Committee

We have not yet appointed an audit committee. At the present time, our board of directors is collectively responsible for analyzing and evaluating our financial statements and our internal controls and procedures for financial reporting.

Compensation Committee

We do not presently have a compensation committee. Our board of directors currently acts as our compensation committee.

Nominating Committee

We do not presently have a nominating committee. Our board of directors currently acts as our nominating committee.

Director Independence

Michael Segal is an independent director as that term is defined in the applicable rules and regulations of the Nasdaq Stock Market.

Our Board of Directors does not presently have a majority of independent directors. In the absence of a majority of independent directors, our executive officer, who is also a principal stockholder and director, could establish policies and enter into transactions without independent review and approval thereof. This could present the potential for a conflict of interest between the Company and its stockholders generally and the controlling officers, stockholders or directors.

Code of Ethics

We have not yet adopted a Code of Business Conduct and Ethics that applies to our directors and officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of February 13, 2009 by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;
•	each of our officers and directors; and
•	all our officers and directors as a group.

Based on information available to us, all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them, unless otherwise indicated. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days after the date of this prospectus are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage of ownership of any other person. Applicable percentage ownership is based upon 12,958,574 shares of common stock outstanding as of February 11, 2009.

Unless otherwise indicated, the address of each individual named below is c/o China Agri-Business, Inc., Finance Plaza, 9th Floor, Hi-tech Road No. 42, Hi-tech Industrial Development Zone Xi'an, Shaanxi, CHINA 710068.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class

Michael Segal 11 East 86th Street New York, New York 10028	63,074	0.5%
Liping Deng	1,851,148	14.3
Liming Deng	—	—
Xialong Zhou	—	—
All Directors and Executive Officers as a group (4 persons)	1,914,222	14.8%
Trustees for Xinsheng Shareholders (2)	9,099,749	70.2

Footnotes:

(1) Reflects the ownership of our equity securities after a 2.032-for-1 forward split of our common stock during the fourth quarter of 2006.

(2) The trustees for the trust holding these shares are: Zhihong Yang, Xiaoying Lin, Dongdong Ding, Fei Zhao and Junsheng Meng. The trustees are individuals and are not affiliated with any bank or trust company.

EXECUTIVE COMPENSATION

The following table provides a summary of the compensation paid to date during the last two completed fiscal years to the President and Chief Executive Officer and the Chief Financial Officer.  No other officers of the Company qualify as “named executive officers”, which category includes the Chief Executive Officer and the next two highest paid executive officers whose salary and bonus exceeds $100,000 in the most recent year (“Named Executive Officers”).

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Liping Deng Chief Executive Officer (1)	2007	5,260	—	—	—	—	—	—	5,260
	2006	3,994	—	—	—	—	—	—	3,994

Footnotes:

(1) Mr. Liping Deng was appointed our President and CEO on June 8, 2006.

Compensation Discussion and Analysis

The Board of Directors' goal in determining compensation levels is to adequately reward the efforts and achievements of executive officers for the management of the Company. The Company has no pension plan, stock option plan, non-equity incentive plan or deferred compensation arrangement. The Company has not used a compensation consultant in any capacity, but believes that its executive officer compensation package is comparable to similar businesses in its location of its operations.

None of the executive officers has an employment agreement with the Company, except Mr. Xiaolong Zhou, our CFO. We entered into a preliminary employment agreement with Mr. Zhou on April 1, 2007. Pursuant to the preliminary employment agreement, Mr. Zhou assumed the position of CFO for an initial period of one year at an annual compensation of $45,000.

In the absence of such employment agreements, the PRC Labor Laws provide for employment related terms such as the term of employment, the provision of labor-related insurance, termination for cause, termination on 30 days' notice and termination without notice and the labor-related benefits.

Director Compensation

The following table sets forth compensation paid to each named director during the year end December 31, 2007.

DIRECTOR COMPENSATION
Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Non-Qualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (j)
Limin Deng	7,140	—	—	—	—	—	7,140

PLAN OF DISTRIBUTION

Each selling security holder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the shares of common stock offered by this prospectus on any stock exchange or automated interdealer quotation system on which the common stock is listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. A selling security holder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other broker dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

A selling security holder may from time to time pledge or grant a security interest in some or all of the shares or common stock owned by him and, if the selling security holder defaults in the performance of the secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

 In connection with the sale of our common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of our common stock in the course of hedging the positions they assume.  The selling security holders may, after the date of this prospectus, also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge their common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Because the selling security holders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. Federal securities laws, including Regulation M, may restrict the timing of purchases and sales of our common stock by the selling security holders and any other persons who are involved in the distribution of the shares of common stock pursuant to this prospectus.

There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling security holders.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

DESCRIPTION OF SECURITIES

We have an authorized capital of 100,000,000 shares of common stock, par value $0.001 per share, and 4,900,000 shares of undesignated preferred stock, par value $0.001 per share. As of February 11, 2009, 12,958,574 shares of common stock were outstanding, and no shares of preferred stock were outstanding.

Common Stock

The holders of common stock are entitled to one vote per share on all matters voted on by stockholders, including the election of directors. Except as otherwise required by law, the holders of common stock exclusively possess all voting power. The holders of common stock are entitled to dividends as may be declared from time to time by the Board from funds available for distribution to holders. No holder of common stock has any preemptive right to subscribe to any securities of ours of any kind or class or any cumulative voting rights. The outstanding shares of common stock are, and the shares, upon issuance and sale as contemplated will be, duly authorized, validly issued, fully paid and non assessable.

LEGAL PROCEEDINGS

There are no material pending legal proceedings to which we are a party or to which any of our property is subject and to the best of our knowledge, no such actions against us are contemplated or threatened.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon by Hodgson Russ LLP.

EXPERTS

The consolidated financial statements of China Agri-Business, Inc. as of and for the years ended December 31, 2007 and 2006, have been audited by Michael T. Studer, CPA, P.C., independent registered public accountants, as indicated in their reports with respect thereto, and are in reliance upon the authority of said firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file reports and other information with the Securities and Exchange Commission. We have also filed a registration statement on Form S-1, including exhibits, with the SEC with respect to the shares being offered in this offering. This prospectus is part of the registration statement, but it does not contain all of the information included in the registration statement or exhibits. For further information with respect to us and our common stock, we refer you to the registration statement and to the exhibits and schedules to the registration statement. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You may inspect a copy of the registration statement without charge at the SEC's principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, 100 F. St. NE, Washington, D.C. 20549, upon payment of fees prescribed by the SEC. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the Web site is http://www.sec.gov. The SEC's toll free investor information service can be reached at 1-800-SEC-0330.

FINANCIAL STATEMENTS

The Company’s financial statements for three and nine month period ended September 30, 2008, and for the fiscal year ending December 31, 2007, are annexed hereto.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS, OR OF ANY SALE OF OUR COMMON STOCK.

China Agri-Business, Inc.

1,617,980 Shares of Common Stock

PROSPECTUS

__________________, 2009

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses to be paid by the Registrant are as follows. All amounts, other than the SEC registration fee, are estimates.

Amount to
Be Paid
SEC registration fee	$8.90
Legal fees and expenses	$25,000
Accounting fees and expenses	$5,000
Miscellaneous	$2000

Total	$32,008.90

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our articles of incorporation provide that none of our directors will be personally liable to the Company or any of our shareholders for monetary damages arising from the director's breach of fiduciary duty as a director, with certain limited exceptions.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following issuance of shares were exempt from registration under section 4(2) of the Securities Act, Regulation D and/or Regulation S promulgated thereunder:

On May 31, 2006, we entered into a Preferred Stock and Warrant Purchase Agreement with William J. Ritger whereby we sold and issued to Mr. Ritger for $100,000, 10,000 Units for $10.00 per Unit. Each Unit comprises one share of our Series A Preferred Stock and a warrant to purchase one share of our common stock. The issuance of shares of our Series A Preferred Stock was exempt from registration under Section 4(2) of the Securities Act. The Series A Preferred Stock has since been converted into 300,00 shares of our common stock.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

3.1.1	Articles of incorporation (1)
3.2	By-Laws (1)
3.3	Articles of Incorporation, as amended (1)
4.1	Form of 3% Convertible Note (2)
4.2	Form of Series C Warrant (2)
4.3	Form of Series D Warrant (2)
4.4	Form of 2007 Underwriter Warrant *
4.5	Form of 2009 Placement Agent Warrant *
5.1	Legal Opinion (To be filed by amendment)
9.1	Stock Purchase Agreement between Company and Xinsheng Shareholders dated April 22, 2006. (1)
9.2	Management Agreement between Xinsheng and WOFE dated April 18,2006. (1)
9.3	Voting Trust and Escrow Agreement with Xinsheng Shareholders and their trustee dated April 22 2006. (1)
10.1	Form of Subscription Agreement (2)
10.2	Form of Registration Rights Agreement (2)
21.1	Subsidiaries of the small business issuer (1)
23.1	Consent of Michael Studer CPA PC *
23.2	Legal Opinion (see Exhibit 5.1)

(1) Incorporated by reference to the Form SB-2 (File No. 333-140118) filed on July 19, 2007.

(2) Incorporated by reference to the Form 8-K filed on October 3, 2008.

* Filed herewith.

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes to provide certificates in such denominations and registered in such names as required by the purchasers to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Not applicable.

(5) That for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(ii) Each prospectus filed pursuant to Rule 424(b) as part of this registration statement, shall be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in this registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

 POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Liping Deng and Delong Zhou his or her true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned on February 13, 2009.

CHINA AGRI-BUSINESS, INC.

By:	/s/ Liping Deng
Name: Liping Deng Title: Chief Executive Officer and President (Principal Executive Officer)

By:	/s/ Xialong Zhou
Name: Xialong Zhou Title: Chief Financial Officer, (Principal Accounting and Financial Officer)

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 was signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Liping Deng	February 13, 2009
Name: Liping Deng Title: Chief Executive Officer and President (Principal Executive Officer)

By:	/s/ Xialong Zhou	February 13, 2009
Name: Xialong Zhou Title: Chief Financial Officer (Principal Accounting and Financial Officer)

By:	/s/ Michael Segal	February 13, 2009
Name: Michael Segal Title: Director

By:	/s/ Limin Deng	February 13, 2009
Name: Limin Deng Title: Director

PART I — FINANCIAL INFORMATION

Item 1. Financial Statements.

China Agri-Business, Inc.
Consolidated Balance Sheets

	September 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
Assets
Current Assets
Cash and cash equivalents	$8,169,272	$5,984,448
Accounts receivable, net of allowance for doubtful accounts of $7,344 and $23,991, respectively	43,730	65,118
Inventory	69,881	60,582
Other receivables	7,364	6,855
Prepaid expenses	4,228	5,735
Total Current Assets	8,294,475	6,122,738
Property, plant and equipment, net	244,155	276,000
Investment in Tienwe Technology	883,680	822,540
Deferred financing costs, net of accumulated amortization of $475 and $0, respectively	149,965	-
Intangible assets, net	64,728	73,554
Total Assets	$9,637,003	$7,294,832

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable and accrued liabilities	$243,117	$166,200
Customer deposits and deferred income	—	—
Total Current Liabilities	243,117	166,200

Long Term Liabilities
Convertible notes, net	300,913	—
Total Liabilities	300,913	—

Stockholders' Equity
Undesignated preferred stock, par value $.001 per share; authorized 4,900,000 shares; none issued	—	—
Common stock, par value $.001 per share; authorized 100,000,000 shares, issued and outstanding 12,958,574 and 12,958,574 shares, respectively	12,959	12,959
Additional paid-in capital	4,369,786	4,150,636
Retained earnings	3,491,644	2,308,873
Accumulated other comprehensive income	1,218,584	656,164
Total stockholders' equity	9,092,973	7,128,632
Total Liabilities and Stockholders' Equity	$9,637,003	$7,294,832

The accompanying notes are an integral part of these financial statements.

F-1

China Agri -Business, Inc.
Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Sales of products	$612,301	$781,103	$2,134,491	$2,190,006
Cost of goods sold	154,222	238,254	612,799	695,147
Gross profit	458,079	542,849	1,521,692	1,494,859

Selling, general and administrative expenses	78,118	261,232	360,037	650,140
Income from operations	379,961	281,617	1,161,655	844,719
Interest and other income	10,217	4,844	21,734	10,919
Interest expense	(618)	—	(618)	—
Income before income taxes	389,560	286,461	1,182,771	855,638
Income taxes	—	—	—	—
Net income	$389,560	$286,461	$1,182,771	$855,638

Earnings per common share:
Basic	$0.03	$0.02	$0.09	$0.07
Diluted	$0.03	$0.02	$0.09	$0.07

Weighted average number of common shares used to compute earnings per common share:
Basic	12,958,574	12,278,774	12,958,574	12,278,774
Diluted	12,980,313	12,578,774	12,965,900	12,578,774

The accompanying notes are an integral part of these financial statements.

F-2

China Agri -Business, Inc.
Consolidated Statements of Stockholders' Equity

					Accumulated
			Additional		Other
	Common Stock		Paid-in	Retained	Comprehensive
	Shares	Amount	Capital	Earnings	Income	Total

Balance, December 31, 2006	12,278,774	$12,279	$3,629,709	1,449,991	$232,272	$5,324,251
Sales of Units in public offering	379,800	380	379,420	—	—	379,800
Costs relating to the public offering	—	—	(158,193)	—	—	(158,193)
Conversion of Series A preferred stock	300,000	300	99,700	—	—	100,000
Deemed dividend relating to beneficial conversion feature of Series A preferred stock	—	—	200,000	(200,000)	—	—
Net income for the year ended December 31, 2007	—	—	—	1,058,882	—	1,058,882
Foreign currency translation adjustment	—	—	—	—	423,892	423,892
Balance, December 31, 2007	12,958,574	12,959	4,150,636	2,308,873	656,164	7,128,632
Unaudited:
Relative fair value of warrants and beneficial conversion feature	—	—	219,150	—	—	219,150
Net income for the nine months ended September 30, 2008	—	—	—	1,182,771	—	1,182,771
Foreign currency translation adjustment	—	—	—	—	562,420	562,420
Balance, September 30, 2008	12,958,574	$12,959	$4,369,786	3,491,644	$1,218,584	$9,092,973

The accompanying notes are an integral part of these financial statements.

F-3

China Agri-Business, Inc.
Consolidated Statements of Cash Flows

	Nine Months Ended
	September 30,
	2008	2007
	(Unaudited)	(Unaudited)
Operating activities
Net income	$1,182,771	$855,638
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Bad debt expense	13,318	—
Depreciation of property, plant and equipment	37,029	32,503
Amortization of intangible assets and deferred financing costs	15,032	1,764
Changes in operating assets and liabilities:
Accounts receivable	8,070	(34,103)
Other receivables	(509)	4,560
Inventory	(9,299)	7,194
Prepaid expenses	1,507	(31,760)
Accounts payable and accrued liabilities	76,917	162,786
Net cash provided by operating activities	1,324,836	998,582
Investing activities
Loans receivable collections	—	296,629
Property, plant and equipment additions	(4,742)	(27,685)
Net cash provided by (used in) investing activities	(4,742)	268,944
Financing actitivies
Proceeds from convertible notes	483,680	—
Financing costs	(114,200)	(51,919)
Net cash provided by (used in) financing actitives	369,480	(51,919)

Effect of exchange rate changes on cash and cash equivalents	495,250	214,182

Increase in cash and cash equivalents	2,184,824	1,429,789

Cash and cash equivalents, beginning of period	5,984,448	3,785,535

Cash and cash equivalents, end of period	$8,169,272	$5,215,324

Supplemental Disclosures of Cash Flow Informtion:
Non Cash Financing Activities:
Relative fair value of warrants and beneficial conversion feature	$219,150	$—

The accompanying notes are an integral part of these financial statements.

F-4

CHINA AGRI-BUSINESS, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1 - ORGANIZATION AND NATURE OF BUSINESS

China Agri-Business, Inc. (“China Agri”) was incorporated in the State of Maryland on December 7, 2005. On October 31, 2006, China Agri effectuated a 2.032 to 1 forward stock split. All share and per share amounts have been retroactively adjusted to reflect the stock split.

On March 24, 2006, China Agri formed Mei Xin Agri Technology (Shaanxi) Co., Ltd. (“Meixin”). Meixin is a wholly-owned subsidiary of China Agri and a limited liability company organized under the laws of PRC. Pursuant to measures passed by the stockholders of Shaanxi Xin Sheng Centennial Agriculture and Technology Co., Ltd. (“Xinsheng”), a corporation formed under the laws of the PRC on April 22, 2002, on April 10, 2006, a Management Entrustment Agreement dated April 18, 2006 between Meixin and Xinsheng, and a Stock Purchase Agreement dated April 22, 2006 between China Agri and Xinsheng (collectively, the “Transaction”), Meixin acquired management control of Xinsheng, in the same manner as if it were a wholly owned subsidiary under PRC law, and China Agri issued 10,950,897 shares of China Agri common stock, representing approximately 89% of the 12,278,774 shares of China Agri common stock outstanding after the Transaction, to a trustee of a trust for the benefit of the Xinsheng stockholders. The Transaction was accounted for as a “reverse merger”, since the stockholders of Xinsheng owned a majority of China Agri’s common stock immediately following the Transaction. Xinsheng was deemed to be the acquirer in the reverse merger. Consequently, the assets and liabilities and the historical operations that are reflected in the financial statements prior to the Transaction are those of Xinsheng and are recorded at the historical cost basis of Xinsheng, and the consolidated financial statements after completion of the Transaction include the assets and liabilities of China Agri, Meixin, and Xinsheng (collectively, the “Company”), historical operations of Xinsheng, and operations of China Agri and Meixin from the date of the Transaction.

Xinsheng’s primary activities are the manufacture, marketing and sale of organic and environmentally friendly “Green” agricultural enhancement products in China.

NOTE 2 - INTERIM FINANCIAL STATEMENTS

The unaudited financial statements as of September 30, 2008 and for the periods of three months and nine months ended September 30, 2008 and 2007 have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the annual financial statements and reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial position as of September 30, 2008 and the results of operations and cash flows for the periods ended September 30, 2008 and 2007. The financial data and other information disclosed in these notes to the interim financial statements related to these periods are unaudited. The results for the three month period and nine month period ended September 30, 2008 is not necessarily indicative of the results to be expected for any subsequent quarter of the entire year ending December 31, 2008. The balance sheet at December 31, 2007 has been derived from the audited financial statements at that date.

F-5

NOTE 2 - INTERIM FINANCIAL STATEMENTS (Continued)

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to the Securities and Exchange Commission’s rules and regulations. These unaudited financial statements should be read in conjunction with our audited financial statements and notes thereto for the year ended December 31, 2007 included in our Form 10 -KSB filed March 28, 2008.

NOTE 3 - INVENTORY

Inventory consists of:	September 30,	December 31,
	2008	2007
	(Unaudited)
Raw materials	$58,628	$52,953
Finished goods	7,784	5,342
Other	3,469	2,287

Total inventory	$69,881	$60,582

NOTE 4 - PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consist of:

	September 30,	December 31,
	2008	2007
	(Unaudited)
Building	$19,794	$18,425
Transportation equipment	227,560	271,081
Manufacturing equipment and machinery	132,266	123,798
Office and computer equipment	17,535	16,448
	397,155	429,752
Less accumulated depreciation	153,000	153,752
Property, plant and equipment, net	$244,155	$276,000

Depreciation expense was $11,174 and $11,352 for the three months ended September 30, 2008 and 2007, and $37,029 and $32,503 for the nine months ended September 30, 2008 and 2007, respectively.

F-6

NOTE 5 - INVESTMENT IN TIENWE TECHNOLOGY INC.

On July 29, 2005, Xinsheng acquired a 13.95% equity interest in Tienwe Technology Inc. (“Tienwe”), a PRC company, for 6,000,000 RMB ($874,800 and $883,680 translated at the September 30, 2008 and December 31, 2007 exchange rate, respectively). The investment is carried at cost. Tienwe shares are not quoted or traded on any securities exchange or in any recognized over-the-counter market; accordingly, it is not practicable to estimate the fair value of the investment. Tienwe sells aerospace products to military industry customers.

NOTE 6 - DEFERRED FINANCING COSTS

Deferred financing costs, which are being amortized as interest expense over the two year term of the convertible notes payable due September 29, 2010, consist of:

	September 30, 2008	December 31, 2007
	(Unaudited)
Placement Agent commissions	$40,000	$—
Placement Agent expense allowance	25,000	—
Fair value of Placement Agent warrants	19,920	—
Legal and other fees	65,520	—
Total	150,440	—
Less: accumulated amortization	(475)	—
Balance at September 30, 2008	$149,965	$—

NOTE 7 - INTANGIBLE ASSETS, NET

Intangible assets, net consist of:

	September 30,	December 31,
	2008	2007
	(Unaudited)
Product rights	$90,577	$84,310
Patent	14,728	13,709
Trademark	2,200	1,555
Total	107,505	99,574

Less accumulated amortization	42,777	26,020

Intangible assets, net	$64,728	$73,554

F-8

NOTE 7 - INTANGIBLE ASSETS, NET (Continued)

The product rights were acquired by Xinsheng in December 2006 from an unrelated third party and relate to six registered fertilizer products.

The patent was acquired by Xinsheng in 2002 from three related parties (one of the parties was an officer, director and significant stockholder of the Company at the time of the exchange) in exchange for a total of 16.67% of the issued and outstanding shares of Xinsheng common stock. The patent (and contributed capital) at the date of the exchange on April 22, 2002 has been reflected at the transferors’ cost. The patent is for Zero-tillage Fertilizing Equipment (PRC Patent Number 330398), which is a type of seeding machine, the use of which reduces soil erosion.

Estimated amortization expense for each of the Company’s succeeding years ending September 30, 2009, 2010, 2011, 2012 and 2013 is $19,808, $19,808, $19,808, $4,992 and $53, respectively.

NOTE 8 - CONVERTIBLE NOTES PAYABLE, NET

Convertible notes payable, net consist of:

	September 30,	December 31,
	2008	2007
	(Unaudited)

Convertible notes - face amount	$500,000	$—
Less:
Debt discount attributable to the relative fair value of warrants	(149,615)	—
Debt discount attributable to the intrinsic value of the beneficial conversion feature	(49,615)	—
Less accumulated amortization of debt discounts	143	—
Convertible notes payable, net	$300,913	$—

On September 29, 2008, the Company completed the sale of 3% unsecured convertible notes in an aggregate principal amount of $500,000 and series C warrants to purchase an aggregate of 500,000 shares of common stock to two accredited investors. The Company received net proceeds of $431,500 after the deduction of a placement agent commission of $40,000, a placement agent expense allowance of $25,000 and an escrow agent fee of $3,500.

The Notes mature two years from the date of issuance and bear interest at the rate of 3% per annum, payable annually in cash or in shares of common stock, subject to approval of the holder. Overdue interest shall bear interest at the rate of 15% per annum. Overdue principal shall bear interest at the rate of 8% per annum. The Notes are convertible at the option of the holder into the common stock of the Company at an initial conversion price of $0.50 per share. The conversion price is subject to adjustment upon the occurrence of stock splits, combinations, dividends and subsequent offerings.

F-9

NOTE 8 - CONVERTIBLE NOTES PAYABLE, NET (Continued)

The C warrants have a term of three years and an exercise price of $1.50 per share. In addition, upon exercise of the C warrant, each C warrant holder shall be issued a series D warrant. The D warrants shall have a term of three years and an exercise price of $2.00 per share. The exercise price of the Warrants is subject to adjustment upon the occurrence of stock splits, combinations, dividends and subsequent offerings.

Subject to effectiveness of the registration statement, the Company shall have the right to prepay the Notes at 110% of the outstanding principal amount any time prior to the maturity date and upon 30 days prior written notice to the holders. The Company may call for the termination of any unexercised portion of the C warrants upon consummation of a subsequent offering by the Company of not less than $7,500,000 in gross proceeds and upon 30 days written notice to the holders.

In connection with the transaction, the Company agreed to prepare and file a registration statement with the Securities and Exchange Commission within 60 days following the final closing date. In addition, the Company agreed to use its good faith efforts to cause the Registration Statement to be declared effective by the Commission within 90 calendar days from the filing date, or within 120 calendar days from the filing date if the Registration Statement is reviewed by the Commission. If the Company fails to file such registration statement within 60 days, or if the registration statement is not declared effective within 90 (or 120) days from the filing date, the Company must pay monthly liquidated damages in cash equal to 2% of the purchase price, subject to a maximum of 24%.

In accordance with the Accounting Principal Board (“APB”) Opinion No.14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants” and the Emerging Issues Task Force (“EITF”) Issue No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments”, the Company recorded the $149,615 relative fair value of the warrants ($78,136 for the Series C warrants; $71,479 for the Series D warrants) and the $49,615 intrinsic value of the beneficial conversion feature as additional paid in capital.

The $149,615 fair value of the Series C and Series D warrants was calculated using a Black-Scholes option pricing model and the following assumptions: risk-free interest rate of 2.26%; expected stock price volatility of 130.69%; stock price of $0.40 per share; exercise price of $1.50 per share for C warrants and $2.00 per share for D warrants; and term of 3 years.

In connection with the first closing, the placement agent received warrants to purchase 80,000 shares of the Company’s common stock at an exercise price of $1.00 per share for a term of three years. The $19,920 fair value of these warrants (calculated using the same assumptions described above except for the exercise price) was charged to deferred financing costs and added to additional paid in capital.

F-10

NOTE 9 - REDEEMABLE SERIES A PREFERRED STOCK

On May 31, 2006, China Agri sold 10,000 Units of securities to an investor at a price of $10.00 per Unit, or $100,000 total. Each Unit was comprised of one share of Series A preferred stock and one warrant to purchase one share of Common Stock at $1.50 per share exercisable through May 31, 2009. Each share of Series A preferred stock was not entitled to any voting rights, except that the consent of the holders of at least 51% of the outstanding shares of Series A preferred stock were necessary to permit the authorization or issuance or any increase in the authorized or issued amount of any class or series of capital stock ranking equal to or senior to the Series A preferred stock.

Each share of Series A Stock was automatically convertible into shares of Common Stock at a conversion price of one-third of the price per share of the Common Stock paid for by the purchasers of Common Stock in a Public Offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Act”). Upon completion of the sale of Common Stock for $1.00 per share pursuant to the public offering which closed October 11, 2007, each outstanding share of Series A Stock automatically converted into 30 shares of Common Stock (300,000 shares of Common Stock total). The Company recorded as a dividend and as an increase in additional paid-in capital, the intrinsic value of the beneficial conversion feature (the “BCF”). The intrinsic value of the BCF was the difference between the $300,000 fair value of the common stock issued upon conversion and the $100,000 proceeds received, or $200,000.

NOTE 10 - COMMON STOCK

On October 11, 2007, upon the completion of the public offering, China Agri sold 379,800 units at a price of $1.00 per unit to the public investors. Each Unit consisted of one share of Common Stock, one warrant to purchase one share of Common Stock at $1.50 per share exercisable for three years from the date of issuance, and one warrant to purchase one share of Common Stock at $2.00 per share exercisable for three years from the date of issuance only if the $1.50 Unit Warrant was exercised.

NOTE 11 - WARRANTS

The Company has issued warrants (exercisable into shares of common stock) to investors and the Underwriter as part of its sale of Series A preferred stock, its public offering, and its private placement of convertible notes. Changes in the warrants outstanding are as follows:

F-11

NOTE 11 - WARRANTS (Continued)

	Nine Months Ended September 30, 2008	Year Ended December 31, 2007
	(Unaudited)

Outstanding at beginning of period	807,580	10,000
Warrants issued	1,080,000	797,580
Warrants exercised	—	—
Warrants expired	—	—
Outstanding at end of period	1,887,580	807,580

Exercisable at end of period	1,887,580	807,580

Warrants outstanding at September 30, 2008 consist of:

Date Issued	Expiration Date	Number of Warrants	Weighted Average Exercise Price
May 31, 2006	May 31, 2009	10,000	$1.50
October 11, 2007	October 10, 2010	379,800	1.50
October 11, 2007	October 10, 2010	379,800	2.00
October 11, 2007	October 10, 2012	37,980	1.00
September 29, 2008	September 29, 2011	80,000	1.00
September 29, 2008(1)	September 29, 2011	500,000	1.50
September 29, 2008(2)	—	500,000	2.00
Total (Unaudited)		1,887,580	$1.70

(1)	Represents series C warrants.
(2)	Represents series D warrants issuable on a one to one basis upon exercise of the series C warrants. The series D warrants will have a term of three years.

NOTE 12 - RESTRICTED NET ASSETS

Relevant PRC statutory laws and regulations permit payments of dividends by Xinsheng only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. In addition, PRC laws and regulations require that annual appropriations of 10% of after-tax income should be set aside prior to payments of dividends as a reserve fund. As a result of these PRC laws and regulations Xinsheng is restricted in its ability to transfer a portion of its net assets in the form of dividends, loans or advances, which restricted portion amounted to approximately $4,367,000 and $4,105,000 at September 30, 2008 and December 31, 2007, respectively.

F-12

NOTE 13 - INCOME TAXES

Xinsheng is subject to a PRC 25% standard enterprise income tax. However, due to its agricultural industry status, the National Tax Bureau in Xi’an High-Tech Development Zone granted Xinsheng three annual exemptions from this tax. The first exemption was granted for the year ended August 31, 2006, the second exemption was granted and adjusted to the year ended December 31, 2007, and the third exemption was granted for the year ending December 31, 2008.

At September 30, 2008 and December 31, 2007, the Company had an unrecognized deferred United States income tax liability relating to undistributed earnings of Xinsheng. These earnings are considered to be permanently invested in operations outside the United States. Generally, such earnings become subject to United States income tax upon the remittance of dividends and under certain other circumstances. Determination of the amount of the unrecognized deferred United States income tax liability with respect to such earnings is not practicable.

The Company did not have any significant temporary differences relating to deferred tax liabilities as of September 30, 2008 and December 31, 2007.

The provision for income taxes differs from the amount computed by applying the statutory United States federal income tax rate to income (loss) before income taxes. Reconciliations follow:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Expected tax at 35%	$136,346	$100,261	$413,970	$299,473
Tax effect of unutilized losses of China Agri and Meixin	(1,336)	—	15,158	—
Effect of PRC income tax exemption granted to Xinsheng	(96,465)	(94,531)	(306,549)	(282,360)
Permanent difference relating to Xinsheng's earnings to be permanently invested in operations outside the United States	(38,545)	(5,730)	(122,579)	(17,113)
Actual provision for income taxes	$—	$—	$—	$—

NOTE 14 - SEGMENT INFORMATION

The Company operates in one industry segment - the manufacturing and sale of agricultural enhancement products. Substantially all of the Company’s identifiable assets at September 30, 2008 and December 31, 2007 were located in the PRC. Net sales for the periods presented were all derived from PRC customers.

F-13

NOTE 15 - COMMITMENTS AND CONTINGENCIES

Lease Agreements

Xinsheng leases its office space (approximately 7300 square feet) at an annual rent of 366,390 RMB ($53,962 translated at the September 30, 2008 exchange rate) under a lease with a three year term expiring March 31, 2011.

Xinsheng leases its operating space (approximately 2600 square feet) at an annual rent of 38,500 RMB ($5,670 translated at the September 30, 2008 exchange rate) under a lease expiring March 31, 2010.

China Agri utilizes office space provided by one of its directors at no cost.

For the three months ended September 30, 2008 and 2007, and for the nine months ended September 30, 2008 and 2007, rental and related expenses for all operating leases amounted to $18,772, $10,191, $51,139 and $40,540, respectively.

At September 30, 2008, future minimum rental commitments under all non-cancelable operating leases are:

Year ending September 30,	Minimum Rent
(Unaudited)
2009	$59,633
2010	59,633
2011	14,908
Total	$134,174

PRC Risks

Substantially all of the Company’s business operations are conducted in the PRC and governed by PRC laws and regulations. Meixin and Xinsheng are generally subject to laws and regulations applicable to foreign investments and foreign-owned enterprises. Because these laws and regulations are relatively new, the interpretation and enforcement of these laws and regulations involve uncertainties.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC. The Company receives substantially all of its revenues in RMB, which is currently not a freely convertible currency. Under existing PRC foreign exchange regulations, payment of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where RMB is to be converted into foreign currency and remitted out of the PRC to pay capital expenses, such as the repayment of bank loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions.

F-14

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
China Agri-Business, Inc.

I have audited the accompanying consolidated balance sheets of China Agri-Business, Inc. and subsidiaries (the “Company”) as of December 31, 2007 and 2006 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Agri-Business, Inc. and subsidiaries as of December 31, 2007 and 2006 and the results of their operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

Michael T. Studer, CPA, P.C.

Freeport, New York
March 20, 2008

China Agri-Business, Inc.
Consolidated Balance Sheets

	December 31,	December 31,
	2007	2006
Assets
Current Assets
Cash and cash equivalents	$5,984,448	$3,785,535
Accounts receivable, net of allowance for doubtful accounts of $23,991 and $2,665, respectively	65,118	103,844
Inventory	60,582	92,253
Other receivables	6,855	18,476
Loans receivable	-	301,447
Prepaid expenses	5,735	22,137
Total Current Assets	6,122,738	4,323,692

Property, plant and equipment, net	276,000	296,344

Investment in Tienwe Technology	822,540	769,477

Intangible assets, net	73,554	86,014

Total Assets	$7,294,832	$5,475,527

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable and accrued liabilities	$166,200	$51,276
Total Current Liabilities	166,200	51,276

Redeemable Series A preferred stock, par value $.001 per share; authorized 100,000 shares; issued and outstanding 0 and 10,000 shares, respectively	-	100,000

Stockholders' Equity

Undesignated preferred stock, par value $.001 per share; authorized 4,900,000 shares; none issued	-	-
Common stock par value $.001 per share; authorized 100,000,000 shares; issued and outstanding 12,958,574 and 12,278,774 shares, respectively	12,959	12,279
Additional paid-in capital	4,150,636	3,629,709
Retained earnings	2,308,873	1,449,991
Accumulated other comprehensive income	656,164	232,272
Total stockholders' equity	7,128,632	5,324,251

Total Liabilities and Stockholders' Equity	$7,294,832	$5,475,527

The accompanying notes are an integral part of these financial statements.

China Agri -Business, Inc.
Consolidated Statements of Operations

	Year Ended
	December 31
	2007	2006

Sales of products	$3,037,414	$2,154,894

Cost of goods sold	964,961	655,530
Gross profit	2,072,453	1,499,364

Selling, general and administrative expenses	1,029,230	592,794
Income from operations	1,043,223	906,570

Interest income	15,659	6,283
Income before income taxes	1,058,882	912,853

Income taxes	-	-
Net income	1,058,882	912,853

Deemed dividend relating to beneficial conversion feature of Series A preferred stock	(200,000)	-

Net income attributable to common stockholders	$858,882	$912,853

Earnings per common share:
Basic	$0.07	$0.08
Diluted	$0.07	$0.08

Weighted average number of common shares used to compute earnings per common share:
Basic	12,431,496	11,874,954
Diluted	12,664,099	11,874,954

The accompanying notes are an integral part of these financial statements.

China Agri -Business, Inc.
Consolidated Statements of Stockholders' Equity

					Accumulated
			Additional	Retained	Other
	Common Stock		Paid-in	Earnings	Comprehensive
	Shares	Amount	Capital	(Deficit)	Income	Total

Balance, December 31, 2005	10,950,897	10,951	3,631,037	537,138	201,656	4,380,782
Reverse acquisition of Xinsheng effective April 22, 2006	1,327,877	1,328	(1,328)	-	-	-
Net income for the year ended
December 31, 2006	-	-	-	912,853	-	912,853
Foreign currency translation adjustment	-	-	-	-	30,616	30,616
Balance, December 31, 2006	12,278,774	12,279	3,629,709	1,449,991	232,272	5,324,251
Sales of Units in public offering	379,800	380	379,420	-	-	379,800
Costs relating to the public offering	-	-	(158,193)	-	-	(158,193)
Conversion of Series A preferred stock	300,000	300	99,700	-	-	100,000
Deemed dividend relating to beneficial conversion feature
of Series A preferred stock	-	-	200,000	(200,000)	-	-
Net income for the year ended December 31, 2007	-	-	-	1,058,882	-	1,058,882
Foreign currency translation adjustment	-	-	-	-	423,892	423,892
Balance, December 31, 2007	12,958,574	$12,959	$4,150,636	$2,308,873	$656,164	$7,128,632

The accompanying notes are an integral part of these financial statements.

China Agri-Business, Inc.
Consolidated Statements of Cash Flows

	Year Ended
	December 31
	2007	2006
Operating activities
Net income	$1,058,882	$912,853
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property, plant and equipment	44,157	38,225
Amortization of intangible assets	17,636	1,730
Changes in operating assets and liabilities:
Accounts receivable, net	38,726	403,572
Other receivables	11,621	(18,476)
Inventory	31,671	(36,764)
Prepaid expenses	16,402	267,229
Accounts payable and accrued liabilities	114,924	19,514
Net cash provided by operating activities	1,334,019	1,587,883

Investing activities
Loans receivable collections	301,447	1,082,863
Property, plant and equipment additions	(32,902)	(118,212)
Property, plant and equipment disposals	-	2,611
Intangible assets additions	-	(78,874)
Net cash provided by (used in) investing activities	268,545	888,388

Financing activities
Proceeds from sale of Units in public offering	379,800	-
Costs relating to public offering	(158,193)	-
Proceeds from sale of Series A preferred stock	-	100,000
Net cash provided by (used in) financing activities	221,607	100,000

Effect of exchange rate changes on cash and cash equivalents	374,742	(7,485)

Increase in cash and cash equivalents	2,198,913	2,568,786

Cash and cash equivalents, beginning of period	3,785,535	1,216,749

Cash and cash equivalents, end of period	$5,984,448	$3,785,535

The accompanying notes are an integral part of these financial statements.

CHINA AGRI-BUSINESS, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND NATURE OF BUSINESS

China Agri-Business, Inc. (“China Agri”) was incorporated in the State of Maryland on December 7, 2005. On October 31, 2006, China Agri effectuated a 2.032 to 1 forward stock split. All share and per share amounts have been retroactively adjusted to reflect the stock split.

On March 16, 2006, China Agri executed a Corporate Finance Advisory Services Agreement (the “China Agri Advisory Agreement”) with Friedland Corporate Investor Services LLC (“Friedland”). The China Agri Advisory Agreement provided that Friedland will assist China Agri in forming a Wholly-Owned Foreign Enterprise (“Meixin”) under the laws of the People’s Republic of China (the “PRC”), in acquiring control of a PRC business enterprise, and in becoming publicly traded in the United States. As consideration for these services, China Agri issued 1,327,877 shares of China Agri common stock to 7 Friedland designees (including 10,000 shares to the then sole director of China Agri) and paid Friedland 750,000 PRC Renminbi (“RMB”) (or $98,610 translated at the year 2007 average exchange rate) upon the establishment of a trading market in the United States for China Agri’s shares of common stock.

On March 24, 2006, China Agri formed Mei Xin Agri Technology (Shaanxi) Co., Ltd. (“Meixin”). Meixin is a wholly-owned subsidiary of China Agri and a limited liability company organized under the laws of PRC. Pursuant to measures passed by the stockholders of Shaanxi Xin Sheng Centennial Agriculture and Technology Co., Ltd. (“Xinsheng”), a corporation formed under the laws of the PRC on April 22, 2002, on April 10, 2006, a Management Entrustment Agreement dated April 18, 2006 between Meixin and Xinsheng, and a Stock Purchase Agreement dated April 22, 2006 between China Agri and Xinsheng (collectively, the “Transaction”), Meixin acquired management control of Xinsheng, in the same manner as if it were a wholly owned subsidiary under PRC law, and China Agri issued 10,950,897 shares of China Agri common stock, representing approximately 89% of the 12,278,774 shares of China Agri common stock outstanding after the Transaction, to a trustee of a trust for the benefit of the Xinsheng stockholders. The Transaction is being accounted for as a “reverse merger”, since the stockholders of Xinsheng owned a majority of China Agri’s common stock immediately following the Transaction. Xinsheng is deemed to be the acquirer in the reverse merger. Consequently, the assets and liabilities and the historical operations that are reflected in the financial statements prior to the Transaction are those of Xinsheng and are recorded at the historical cost basis of Xinsheng, and the consolidated financial statements after completion of the Transaction include the assets and liabilities of China Agri, Meixin, and Xinsheng (collectively, the “Company”), historical operations of Xinsheng, and operations of China Agri and Meixin from the date of the Transaction.

Xinsheng’s primary activities are the manufacture, marketing and sale of organic and environmentally friendly “Green” agricultural enhancement products in China.

CHINA AGRI-BUSINESS, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”).

(b) Principles of Consolidation

The consolidated financial statements of 2007 and 2006 include the financial statements of China Agri, Meixin, and Xinsheng. All intercompany balances and transactions have been eliminated in consolidation.

(c) Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

(d) Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, net, other receivables, loans receivable, and accounts payable and accrued liabilities. The fair value of these financial instruments approximate their carrying amounts reported in the consolidated balance sheets due to the short term maturity of these instruments.

(e) Foreign Currency Translation

The functional currency of China Agri is the United States dollar. The functional currency of Xinsheng and Meixin is the RMB. The reporting currency of the Company is the United States dollar.

The assets and liabilities of Xinsheng and Meixin are translated into United States dollars at period-end exchange rates ($0.13709 and $0.12825 at December 31, 2007 and 2006, respectively). The revenues and expenses are translated into United States dollars at average exchange rates for the period ($0.13148 and $0.12557 for the years ended December 31, 2007 and 2006, respectively). Resulting translation adjustments are recorded as a component of accumulated other comprehensive income within stockholders’ equity.

CHINA AGRI-BUSINESS, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(f) Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, cash on deposit with banks, and highly liquid debt investments with a maturity of three months or less when purchased.

(g) Inventory

   Inventory is stated at the lower of cost (first-in, first-out method) or market.

(h) Property, Plant and Equipment, Net

Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated useful lives of the respective assets.

(i)  Intangible and Other Long-Lived Assets, Net

Intangible and other long-lived assets are stated at cost, less accumulated amortization and impairments. The intangible assets are being amortized over their expected useful economic lives ranging from 5 to 10 years.

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss based on the fair value of the assets.

(j) Revenue Recognition

Sales of products are recorded when title passes to the customer, which is generally at time of shipment. The Company performs ongoing credit evaluations of its customers’ financial condition, but generally does not require collateral to support customer receivables. The credit risk is controlled through credit approvals, limits and monitoring procedures. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other factors. Accounts receivable are charged against the allowance for doubtful accounts once all collection efforts have been exhausted. The Company does not routinely permit customers to return product.

Freight and other transportation costs are included in cost of goods sold.

CHINA AGRI-BUSINESS, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(k) Stock-Based Compensation

Stock-based compensation is accounted for at fair value in accordance with SFAS No. 123(R) “Accounting for Stock-Based Compensation”. No stock options have been granted and none are outstanding.

(l) Advertising

Advertising costs are expensed as incurred. For the years ended December 31, 2007 and 2006, advertising expenses were $21,236 and $18,008, respectively.

(m) Income Taxes

Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net of operating loss carry forwards and credits, by applying enacting statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is not more likely than not that some portion or all of the deferred tax assets will be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

(n) Earnings (Loss) Per Common Share

Basic earnings (loss) per common share are computed on the basis of the weighted average number of common shares outstanding during the period.

Diluted earnings (loss) per share are computed on the basis of the weighted average number of common shares and dilutive securities (such as convertible preferred stock) outstanding. Dilutive securities having an anti-dilutive effect on diluted earnings (loss) per share are excluded from the calculation.

A reconciliation of the weighted average number of common shares used to compute basic and diluted earnings per share for the year ended December 31, 2007 and 2006 follows:

	2007	2006
Weighted average number of common shares outstanding (used to compute basic EPS)	12,431,496	11,874,954

Assumed conversion of redeemable Series A preferred stock - See Note 9	232,603	-

Weighted average number of common shares and dilutive common stock equivalents outstanding (used to compute diluted EPS)	12,664,099	11,874,954

CHINA AGRI-BUSINESS, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(o) Recently Issued Accounting Pronouncements

Certain accounting pronouncements have been issued by the FASB and other standard setting organizations which are not yet effective and have not yet been adopted by the Company.
The impact on the Company’s financial position and results of operations from adoption of these standards is not expected to be material.

(p) Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation.

NOTE 3 - REVERSE ACQUISITION OF XINSHENG

As discussed in Note 1, China Agri, through its wholly owned subsidiary Meixin, acquired management control of Xinsheng on April 18, 2006 in exchange for 10,950,897 shares of China Agri common stock. At April 18, 2006 (date of acquisition), China Agri and Meixin had $0 identifiable net assets.

NOTE 4 - INVENTORY

Inventory consists of:	December 31,	December 31,
	2007	2006
Raw materials	$52,953	$36,718
Work in progress	-	3,650
Finished goods	5,342	48,573
Other	2,287	3,312

Total inventory	$60,582	$92,253

NOTE 5 - LOANS RECEIVABLE

	December 31,	December 31,
Loans receivable consist of:	2007	2006

Net Bar, non-interest bearing, due March 31, 2007	$-	$301,447

Total	$-	$301,447

CHINA AGRI-BUSINESS, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consist of:

	December 31,	December 31,
	2007	2006

Building	$18,425	$17,237
Transportation equipment	271,081	244,480
Manufacturing equipment and machinery	123,798	118,759
Office and computer equipment	16,448	16,322
Total	429,752	396,798

Less accumulated depreciation	(153,752)	(100,506)
Construction in progress	-	52

Property, plant and equipment, net	$276,000	$296,344

NOTE 7 - INVESTMENT IN TIENWE TECHNOLOGY INC.

On July 29, 2005, Xinsheng acquired a 13.95% equity interest in Tienwe Technology Inc. (“Tienwe”), a PRC company, for 6,000,000 RMB ($822,540 translated at the December 31, 2007 exchange rate) . The investment is carried at cost. Tienwe shares are not quoted or traded on any securities exchange or in any recognized over-the-counter market; accordingly, it is not practicable to estimate the fair value of the investment. Tienwe sells aerospace products to military industry customers.

NOTE 8 - INTANGIBLE ASSETS, NET

Intangible assets, net consist of:

	December 31,	December 31,
	2007	2006

Product rights	$84,310	$78,874
Patent	13,709	12,825
Trademark	1,555	1,212
Total	99,574	92,911

Less accumulated amortization	26,020	6,897

Intangible assets, net	$73,554	$86,014

CHINA AGRI-BUSINESS, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - INTANGIBLE ASSETS, NET (Continued)

The product rights were acquired by Xinsheng in December 2006 from an unrelated third party and relate to six registered fertilizer products.

The patent was acquired by Xinsheng in 2002 from three parties (one of the parties was an officer, director and significant stockholder of the Company at the time of the exchange) in exchange for a total of 16.67% of the issued and outstanding shares of Xinsheng common stock. The patent (and contributed capital) at the date of the exchange on April 22, 2002 has been reflected at the transferors’ cost. The patent is for Zero-tillage Fertilizing Equipment (PRC Patent Number 330398), which is a type of seeding machine, the use of which reduces soil erosion.

Estimated amortization expense for each of the Company’s five succeeding fiscal years ending December 31, 2008, 2009, 2010 and 2011 is $18,388, $18,388, $18,388 and $18,390, respectively.

NOTE 9 - REDEEMABLE SERIES A PREFERRED STOCK

On May 31, 2006, China Agri sold 10,000 Units of securities to an investor at a price of $10.00 per Unit, or $100,000 total. Each Unit was comprised of one share of Series A preferred stock and one warrant to purchase one share of Common Stock at $1.50 per share exercisable through May 31, 2009. Each share of Series A preferred stock was not entitled to any voting rights, except that the consent of the holders of at least 51% of the outstanding shares of Series A preferred stock were necessary to permit the authorization or issuance or any increase in the authorized or issued amount of any class or series of capital stock ranking equal to or senior to the Series A preferred stock.

The Series A preferred stock (the “Series A Stock”) was not entitled to any dividends. In the event of a voluntary or involuntary liquidation of the Company, the holders of Series A Stock were entitled to be paid out of the assets of the Company available for distribution an amount in cash equal to $10.00 per share before any payment was made to the holders of Common Stock or other capital stock of the Company, the terms of which do not specifically provide that such securities rank senior to or on a parity with the Series A Stock as to rights on liquidation. The holders of Series A Stock were not entitled to receive liquidation payments until liquidation payments were made in full to the holders of capital stock ranking senior to the Series A Stock as to rights on liquidation. The holders of Series A Stock were to share ratably in liquidation payments with the holders of shares of the Company’s capital stock ranking on a parity with the Series A Stock as to rights on liquidation.

CHINA AGRI-BUSINESS, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - REDEEMABLE SERIES A PREFERRED STOCK (Continued)

Each share of Series A Stock was automatically convertible into shares of Common Stock at a conversion price of one-third of the price per share of the Common Stock paid for by the purchasers of Common Stock in a Public Offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Act”). The number of shares of Common Stock issuable upon one share of Series A Stock in such event was the quotient obtained by dividing $10 by the conversion price.

Upon completion of the sale of Common Stock for $1.00 per share pursuant to the public offering which closed October 11, 2007 (see note 10), each outstanding share of Series A Stock automatically converted into 30 shares of Common Stock (300,000 shares of Common Stock total). The Company recorded as a dividend and as an increase in additional paid-in capital, the intrinsic value of the beneficial conversion feature (the “BCF”). The intrinsic value of the BCF was the difference between the $300,000 fair value of the common stock issued upon conversion and the $100,000 proceeds received, or $200,000.

If the Company had not consummated an initial public offering pursuant to a registration statement under the Act by November 30, 2007, then each holder of Series A Stock would have had the right to require the Company to redeem all or any portion of such holder’s Series A Stock at a price of $10 per share ($100,000 total). Since the act of having the registration statement declared effective by the SEC and having the public offering successfully completed was outside the control of the Company, the Company classified the Redeemable Series A Preferred Stock at December 31, 2006 as temporary equity separate and apart from stockholders’ equity at its fair value at date of issue.

NOTE 10 - PUBLIC OFFERING

In 2006, China Agri entered into an Underwriting Agreement with Spencer Edwards, Inc. (the “Underwriter”), a NASD-registered broker-dealer, in connection with the Company’s public offering (the “Public Offering”) of up to 1,000,000 Units of China Agri securities at $1.00 per Unit, or $1,000,000 total. Each Unit consisted of one share of Common Stock, one warrant to purchase one share of Common Stock at $1.50 per share exercisable for three years from the date of issuance, and one warrant to purchase one share of Common Stock at $2.00 per share exercisable for three years from the date of issuance only if the $1.50 Unit Warrant was exercised. The Underwriter made no commitment to purchase (or take down) all or any part of the Units, but agreed to use its best efforts on an “all or none” basis to sell 300,000 Units within a period of 90 days (which may have been extended for up to an additional 60 days upon the mutual consent of China Agri and the Underwriter) following the effective date of the related Form SB-2 registration statement, which effective date was July 13, 2007. Until 300,000 Units were sold, all funds received by the Underwriter from subscribers were placed in an escrow account. In the event that 300,000 Units were not sold within the 90 day period (150 day period, if extended), the funds deposited with the escrow agent were to be returned in full to subscribers.

On October 11, 2007, China Agri completed its public offering. 379,800 units of the Company’s securities were sold at a price of $1.00 per unit for gross proceeds of $379,800. Net proceeds to the Company, after deducting offering costs of $158,193, were $221,607.

CHINA AGRI-BUSISNESS, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - PUBLIC OFFERING (Continued)

Pursuant to the Underwriting Agreement, the underwriter was paid $30,384 (8%) commissions and a $11,394 (3%) non-accountable expense allowance. Additionally, China Agri issued the Underwriter 37,980 warrants, each exercisable into one share of common stock at a price of $1.00 per share from January 8, 2008 to July 13, 2012.

NOTE 11 - WARRANTS

The Company has issued warrants (exercisable into shares of common stock) to investors and the Underwriter as part of its sale of Series A preferred stock and as part of its public offering. Changes in the warrants outstanding are as follows:

	Year Ended December 31,
	2007	2006
Outstanding at beginning of period	10,000	-
Warrants issued	797,580	10,000
Warrants exercised	-	-
Warrants expired	-	-
Outstanding at end of period	807,580	10,000

Exercisable at end of period	807,580	10,000

Warrants outstanding at December 31, 2007 consist of:

Date Issued	Expiration Date	Number of Warrants	Weighted Average Exercise Price
May 31, 2006	May 31, 2009	10,000	$1.50
October 11, 2007	October 10, 2010	379,800	1.50
October 11, 2007	October 10, 2010	379,800	2.00
October 11, 2007	October 10, 2010	37,980	1.00
Total		807,580	$1.71

CHINA AGRI-BUSINESS, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - RESTRICTED NET ASSETS

Relevant PRC statutory laws and regulations permit payments of dividends by Xinsheng only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. In addition, PRC laws and regulations require that annual appropriations of 10% of after-tax income should be set aside prior to payments of dividends as a reserve fund. As a result of these PRC laws and regulations Xinsheng is restricted in its ability to transfer a portion of its net assets in the form of dividends, loans or advances, which restricted portion amounted to approximately $4,364,000 at December 31, 2007.

NOTE 13 - INCOME TAXES

Xinsheng is subject to a PRC 25% standard enterprise income tax. However, due to its agricultural industry status, the National Tax Bureau in Xi’an High-Tech Development Zone granted Xinsheng two annual exemptions from this tax. The first exemption was granted for the year ended August 31, 2006 and the second exemption was granted and adjusted to the year ended December 31, 2007. Xinsheng is applying for another annual income tax exemption for the year ending December 31, 2008.

At December 31, 2007, the Company had an unrecognized deferred United States income tax liability relating to undistributed earnings of Xinsheng. These earnings are considered to be permanently invested in operations outside the United States. Generally, such earnings become subject to United States income tax upon the remittance of dividends and under certain other circumstances. Determination of the amount of the unrecognized deferred United States income tax liability with respect to such earnings is not practicable.

The Company did not have any significant temporary differences relating to deferred tax liabilities as of December 31, 2007.

The provision for income taxes differs from the amount computed by applying the statutory United States federal income tax rate to income (loss) before income taxes. Reconciliations follow:

	Year Ended December 31,
	2007	2006
Expected tax at 35%	$383,724	$319,499
Tax effect of unutilized losses of China Agri and Meixin	135,664	-
Effect of PRC income tax exemption granted to Xinsheng	(349,431)	(301,241)
Permanent difference relating to Xinsheng's earnings to be permanently invested in operations outside the United States	(169,957)	(18,258)
Actual provision for income taxes	$-	$-

CHINA AGRI-BUSINESS, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - SEGMENT INFORMATION

The Company operates in one industry segment - the manufacturing and sale of agricultural enhancement products. Substantially all of the Company’s identifiable assets at December 31, 2007 and December 31, 2006 were located in the PRC. Net sales for the periods presented were all derived from PRC customers.

NOTE 15 - CORPORATE FINANCE ADVISORY SERVICES AGREEMENTS

On September 3, 2005, Xinsheng executed a Corporate Finance Advisory Services Agreement (the “Xinsheng Advisory Agreement”) with Friedland. The agreement provided that Friedland would provide certain corporate finance advisory services to Xinsheng designed to result in Xinsheng’s shares (or a successor entity’s shares) becoming publicly-traded in the United States. As consideration for these services, Xinsheng paid Friedland a total of $211,678 ($86,772 in 2005 and $124,906 in 2007)

On March 16, 2006, as described in Note 1, China Agri also executed a Corporate Finance Advisory Services Agreement (the “China Agri Advisory Agreement”) with Friedland. Under this agreement, China Agri paid Friedland $98,610 in 2007 which was due upon the establishment of a trading market in the United States for China Agri’s shares of common stock (which occurred October 17, 2007).

NOTE 16 - COMMITMENTS AND CONTINGENCIES

Lease Agreements

Xinsheng leases its office space (approximately 7300 square feet) at an annual rent of 366,390 RMB ($50,228 translated at the December 31, 2007 exchange rate) under a lease with a three year term expiring March 31, 2008.

Xinsheng leases its operating space (approximately 2600 square feet) at an annual rent of 38,500 RMB ($5,278 translated at the December 31, 2007 exchange rate) under a lease expiring March 31, 2010.

China Agri utilizes office space provided by one of its directors at no cost.

For the year ended December 31, 2007 and 2006, rental expenses for all operating leases amounted to $65,382 and $60,672, respectively.

CHINA AGRI-BUSINESS, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - COMMITMENTS AND CONTINGENCIES (Continued)

At December 31, 2007, future minimum rental commitments under all non-cancelable operating leases are:

Year ending December 31,

2008	$17,367
2009	5,140
2010	1,285
Total	$23,792

PRC Risks

Substantially all of the Company’s business operations are conducted in the PRC and governed by PRC laws and regulations. Meixin and Xinsheng are generally subject to laws and regulations applicable to foreign investments and foreign-owned enterprises. Because these laws and regulations are relatively new, the interpretation and enforcement of these laws and regulations involve uncertainties.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC. The Company receives substantially all of its revenues in RMB, which is currently not a freely convertible currency. Under existing PRC foreign exchange regulations, payment of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where RMB is to be converted into foreign currency and remitted out of the PRC to pay capital expenses, such as the repayment of bank loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions.